EXHIBIT 10.5

CREDIT, SECURITY AND MANAGEMENT AGREEMENT
Dated as of July 30, 2010
among
GSC INVESTMENT FUNDING LLC
as the Borrower
GSC INVESTMENT CORP.
as the Performance Guarantor
SARATOGA INVESTMENT ADVISORS, LLC
as the Manager
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO
as Lenders
MADISON CAPITAL FUNDING LLC
as the Administrative Agent
and
U.S. BANK NATIONAL ASSOCIATION
as Custodian

i

EXHIBITS

EXHIBIT A	Form of Borrower Notice
EXHIBIT B	Form of Note
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of Conversion/Continuation Notice
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Manager’s Certificate
EXHIBIT G	Form of Custodian Receipt and Initial Certification
EXHIBIT H	Form of Custodian Receipt and Monthly Certification
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Request for Release of Loan Asset File and Receipt
EXHIBIT K	[Reserved]
EXHIBIT L	Form of Account Control Agreement
SCHEDULES

SCHEDULE I	Schedule of Documents
SCHEDULE II	[Reserved]
SCHEDULE III	Schedule of Loan Assets
SCHEDULE IV	Location of Loan Asset Files
SCHEDULE V	Lender Commitments
SCHEDULE VI	Schedule of Closing Date Loan Assets
SCHEDULE VII	Notice Addresses
SCHEDULE VIII	Key Persons
SCHEDULE IX	Specified Holders

     THIS CREDIT, SECURITY AND MANAGEMENT AGREEMENT is made as of July 30, 2010 (this “Agreement” or this “Credit Agreement”, as amended, modified, supplemented or restated from time to time), among GSC INVESTMENT FUNDING LLC, a Delaware limited liability company, as borrower (the “Borrower”), GSC INVESTMENT CORP., a Maryland corporation, as Performance Guarantor (the “Performance Guarantor”), SARATOGA INVESTMENT ADVISORS, LLC, a Delaware limited liability company, as Manager (the “Manager”), each financial institution from time to time party hereto as a “Lender” and their respective successors and assigns (collectively, the “Lenders”), MADISON CAPITAL FUNDING LLC, as “Administrative Agent” and its respective successors and assigns (the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity, but solely as the custodian (together with its successors and assigns in such capacity, the “Custodian”).
     IT IS AGREED as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Defined Terms.
     (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.
     (b) As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
     “1940 Act” is defined in Section 4.1(w).
     “Account Bank” means U.S. Bank National Association, in its capacity as Securities Intermediary pursuant to the Account Control Agreement.
     “Account Control Agreement” means the Securities Account Control Agreement, dated as of the Closing Date, by and among the Account Bank, the Borrower, the Manager and the Administrative Agent, substantially in the form of Exhibit L.
     “Accrual Period” means (i) as to the first Payment Date after the Closing Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Accrual Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Accrual Period, the Collection Date.
     “Additional Amount” is defined in Section 2.12.
     “Adjusted Borrowing Value” means for any Eligible Loan Asset as at any date of determination, an amount equal to the lower of (i) the Outstanding Principal Balance of such Loan Asset at such time, and (ii) the Assigned Value of such Loan Asset at such time multiplied by the Outstanding Principal Balance of such Loan Asset; provided that the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset shall be zero.

     “Administrative Agent” is defined in the preamble hereto.
     “Administrative Agent Fee” is defined in the Fee Letter.
     “Administrative Agent’s Account” means account number 304938610 at JPMorgan Chase Bank, NA.
     “Advance” is defined in Section 2.1(a).
     “Advance Date Assigned Value” means (a) with respect to any Loan Asset acquired by the Borrower after the Closing Date, the value (expressed as a percentage of the Outstanding Principal Balance of such Loan Asset), at the time of acquisition of such Loan Asset, equal to the lowest of (i) the Outstanding Principal Balance of such Loan Asset, (ii) the purchase price paid by the Borrower to acquire such Loan Asset (expressed exclusive of accrued interest) or (iii) the Fair Value of such Loan Asset and (b) with respect to any Closing Date Loan Asset, the “Advance Date Assigned Value” for such Closing Date Loan Asset set forth on Schedule VI hereto.
     “Advances Outstanding” means on any day, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and makings of new Advances on such day.
     “Adverse Claim” means a lien, security interest, pledge, charge, encumbrance or other right or claim of any Person.
     “Affected Party” is defined in Section 2.11(a).
     “Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
     “Aggregate Adjusted Borrowing Value” means, on any day, the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral on such date.
     “Aggregate Borrowing Base Value” means, on any day, the Borrowing Base Values of all Eligible Loan Assets included as part of the Collateral on such date.
     “Aggregate ECA Value” means, on any day, the sum of (i) the Aggregate Borrowing Base Value as of such date, plus (ii) the amount on deposit in the Collection Account constituting Principal Collections as of such date.
     “Applicable Advance Rate” means, with respect to any Eligible Loan Asset, the percentage with respect to such Loan Asset determined as follows:
     (a) in the case of a Closing Date Loan Asset and each Eligible Loan Asset constituting a loan made to the same Obligor in respect of a Closing Date Loan Asset (solely to the extent such Eligible Loan Asset has the same terms, rights and priorities as the related Closing Date Loan Asset), the applicable percentage set forth on Schedule VI hereto for such Closing Date Loan Asset;

     (b) in the case of an Eligible Loan Asset not described in the preceding clause (a) constituting a Senior Secured Loan, Secured Bond or DIP Loan, 75%;
     (c) in the case of an Eligible Loan Asset not described in the preceding clause (a) constituting a Unitranche Loan or a Hybrid Secured Bond, 65%;and
     (d) in the case of any other Eligible Loan Asset, 50%, or such higher percentage as the Administrative Agent shall approve in writing in its sole discretion.
     “Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation W, Regulation U and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
     “Applicable Margin” means, in respect of Base Rate Advances, 4.50%, and in respect of LIBOR Rate Advances, 5.50%.
     “Approved Foreign Currency” means Canadian Dollars.
     “Approved Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.
     “Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the outstanding principal balance of such Loan Asset (exclusive of PIK Interest or accrued interest), the Advance Date Assigned Value of such Loan Asset, subject to the following terms:
     (a) If a Value Adjustment Event of the type described in clauses (i) or (ii) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be the Fair Value thereof (subject to the limitations contained in the such clauses (i) and (ii)).
     (b) If a Value Adjustment Event of the type described in clause (iii)) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset shall be the lowest Fair Value assigned to such Loan Asset in the six-month period immediately preceding such date of determination.
     (c) If a Value Adjustment Event of the type described in clauses (iv) or (vi) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be zero (or such higher percentage as the Administrative Agent shall approve in writing in its sole discretion).
     (d) If a Value Adjustment Event of the type described in clauses (v), (vii) or (viii) of the definition thereof with respect to such Loan Asset occurs, “Assigned Value” may be amended by the Administrative Agent, in its sole discretion; provided that (x) the Assigned Value of any Priced Loan Asset shall not be less than the price quoted therefor (if any) by such nationally recognized pricing service as selected by the Administrative Agent (such quoted price to be determined after giving effect to such

Value Adjustment Event) and (y) the Assigned Value shall not be greater than the lesser of (A) the Assigned Value based upon the practices set forth in FASB Accounting Standards Codification 820 (formerly SFAS No. 157) or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements or (B) the Assigned Value based on the amortized cost adjusted for any credit impairment of such Loan Asset. In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan Asset, the Borrower may (at its expense) retain any nationally recognized valuation firm reasonably acceptable to the Administrative Agent to value such Loan Asset and if the value determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall become the Assigned Value of such Loan Asset; provided that the Assigned Value of such Loan Asset shall be the value assigned by the Administrative Agent until such firm has determined its value. The value determined by such firm shall be based on the lesser of (x) the practices set forth in FASB Accounting Standards Codification 820 (formerly SFAS No. 157) or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements and (y) the amortized cost adjusted for any credit impairment of such Loan Asset. The Administrative Agent shall promptly notify the Manager of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.
     “Assignment Agreement” means an agreement substantially in the form of Exhibit C hereto.
     “Assignment of Mortgage” means as to each Loan Asset secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan Asset and to the Borrower, each such Assignment of Mortgage to be substantially in the form of Exhibit I hereto.
     “Availability” means on any day, the lesser of (i) the amount by which the Borrowing Base exceeds the sum of Advances Outstanding and the Unfunded Exposure Amount and (ii) the amount by which the Facility Amount exceeds the sum of Advances Outstanding and the Unfunded Exposure Amount; provided, however, after the Termination Date, Availability shall be zero.
     “Bankruptcy Code” means The United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.
     “Base Rate” means, for any day, the greatest of (i) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select), (ii) the sum of the Federal Funds Rate plus 0.5%, and (iii) 3.00%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.
     “Base Rate Advance” means any Advance which bears interest at or by reference to the Base Rate.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
     “Borrower” means GSC Investment Funding LLC, a Delaware limited liability company, or any permitted successor thereto.

     “Borrower Notice” means a written notice, in the form of Exhibit A, to be used for each borrowing, repayment of each Advance or termination or reduction of the Facility Amount or prepayments of Advances, each Discretionary Sale, withdrawal of Principal Collections or withdrawal of amounts on deposit in the Unfunded Exposure Account, which notice shall include a pro forma calculation of the Borrowing Base and the Coverage Tests and, in the case of the initial inclusion of a Loan Asset in the Collateral, evidence of receipt of the unanimous approval for the origination or acquisition of such Loan Asset from each member of GSC Investment’s investment committee.
     “Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:
     (a) the sum of (i) the Aggregate Borrowing Base Value minus (ii) the Excess Concentration Amount as of such date, plus (iii) the amount on deposit in the Collection Account constituting Principal Collections as of such date; or
     (b) the Facility Amount;
     provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.
     “Borrowing Base Test” means, as of any date of determination, a determination that the Borrowing Base shall be equal to or greater than Advances Outstanding.
     “Borrowing Base Value” means, for any Eligible Loan Asset as of any date of determination, an amount equal to the product of (A) the Applicable Advance Rate for such Eligible Loan Asset as of such date times (B) the Adjusted Borrowing Value of such Eligible Loan Asset as of such date.
     “Breakage Costs” is defined in Section 2.10.
     “Business Day” means any day on which commercial banks are open for commercial banking business in Chicago, Illinois, Charlotte, North Carolina and New York, New York, and, in the case of a Business Day which relates to a LIBOR Rate Advance, on which dealings are carried on in the London interbank eurodollar market.
     “Canadian Dollars” means the lawful currency of Canada.
     “Change-in-Control” means (i) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under, the Securities Exchange Act of 1934, as amended), either directly or indirectly, of membership interests or other equity interests or any interest convertible into any such interest in GSC Investment having more than 50% of the voting power for the election of directors of GSC Investment under ordinary circumstances, (ii) the Performance Guarantor ceases to own and control, directly or indirectly, 100% of the equity interests of the Borrower free and clear of all liens, or (iii) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Performance Guarantor.
     “CLO” means GSC Investment Corp. CLO 2007, Ltd., a Cayman Islands exempted company.
     “CLO Equity” means the subordinated notes issued by GSC Investment Corp. CLO 2007, Ltd. and held by the Borrower.
     “CLO Management Agreement” means that certain Collateral Management Agreement, dated as of January 22, 2008, by and between GSC Investment Corp. CLO 2007, Ltd. and GSC Investment.

     “CLO Management Fees” means, collectively, the senior collateral management fees, subordinated collateral management fees and incentive collateral management fees payable under the CLO Management Agreement.
     “CLO Management Contribution Agreement” means the Contribution Agreement among GSC Investment, the Borrower and the Administrative Agent.
     “Closing Date” means July 30, 2010.
     “Closing Date Loan Assets” means the Loan Assets owned by the Borrower on the Closing Date and identified on Schedule VI attached hereto.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means all right, title and interest of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions and other personal property of the Borrower, whether now owned or hereafter acquired or arising, and wherever located, including, without limitation the following:
     (i) the Loan Assets, and all monies due or to become due in payment of such Loan Assets on and after the related Purchase Date;
     (ii) any Related Property securing the Loan Assets including all Proceeds from any sale or other disposition of such Related Property;
     (iii) the Loan Asset Documents relating to the Loan Assets;
     (iv) the Collection Account, the Reserve Account and the Unfunded Exposure Account, all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing such accounts or such funds;
     (v) all Collections and all other payments made or to be made in the future with respect to the Loan Assets, including such payments under any guarantee or similar credit enhancement with respect to such Loan Assets;
     (vi) all Hedge Collateral;
     (vii) all right, title and interest (but none of the obligations) in, to and under the Purchase Agreement and the CLO Management Contribution Agreement;
     (viii) all right, title and interest (but none of the obligations) in, to and under the CLO Equity and all Supplemental Interests;
     (ix) all right, title and interest (but none of the obligations) in respect of the CLO Management Fees; and
     (x) all income and Proceeds of the foregoing.

     “Collateral Tests” means each of the Borrowing Base Test, the Coverage Tests and the Weighted Average FMV Test.
     “Collection Account” is defined in Section 5.3(a).
     “Collection Date” means the date following the Termination Date on which all Advances Outstanding have been reduced to zero, the Lenders have received all accrued Interest, fees, and all other amounts owing to them under this Agreement and the Hedging Agreement, the Hedge Counterparties have received all amounts due and owing hereunder and under the Hedge Transactions, and each of the Custodian and the Administrative Agent have each received all amounts due to them in connection with the Transaction Documents.
     “Collections” means (a) all cash collections or other cash proceeds of a Loan Asset or other Collateral received by or on behalf of the Borrower by the Manager or Performance Guarantor from or on behalf of any Obligor in payment of any amounts owed in respect of such Loan Asset or other Collateral (including CLO Equity and Supplemental Interests), including fees, interest, dividends, distributions, Principal Collections, Insurance Proceeds, all Recoveries and any payments made by the Performance Guarantor pursuant to Section 12.14, (b) all CLO Management Fees, (c) all amounts received by the Borrower in connection with the repurchase of an Ineligible Loan Asset pursuant to Section 6.1 of the Purchase Agreement, (d) all amounts or Proceeds received by or on behalf of the Borrower or the Administrative Agent in connection with a Discretionary Sale pursuant to Section 2.14, (e) all payments received pursuant to any Hedging Agreement or Hedge Transaction, and (f) interest earnings in the Controlled Accounts; provided that, for the avoidance of doubt, “Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.
     “Commitment” means (a) for each Lender, the commitment of such Lender to fund any Advance to the Borrower in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule V to this Agreement, as such amount may be modified in accordance with the terms hereof and (b) with respect to any Person who becomes a Lender pursuant to an Assignment Agreement or pursuant to Section 2.3(b), the commitment of such Person to fund any Advance to the Borrower in an amount not to exceed the amount set forth in such Assignment Agreement or other document pursuant to which such Person becomes a Lender in accordance with Section 2.3(b), as such amount may be modified in accordance with the terms hereof.
     “Commitment Fee” has the meaning set forth in Section 2.13.
     “Commitment Termination Date” means July 30, 2013.
     “Contractual Obligation” means with respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
     “Controlled Accounts” means the Collection Account, the Reserve Account and the Unfunded Exposure Account.
     “Conversion/Continuation Notice” means a notice in substantially the form of Exhibit D.
     “Coverage Tests”: A test that is satisfied as of any Determination Date, if both (i) the Overcollateralization Ratio is equal to or greater than 200% and (ii) the Interest Coverage Ratio is equal to or greater than 175%.

     “Currency Hedge Transaction” means each currency swap transaction, index rate swap or interest rate cap transaction or comparable derivative arrangements, in each case, as the Administrative Agent may approve in its discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2(b) and is governed by a Hedging Agreement.
     “Custodian” means U.S. Bank National Association, in its capacity as Custodian, together with its successors and assigns.
     “Custodian Expenses” means the out-of-pocket expenses to be paid to the Custodian under the Custodian Fee Letter.
     “Custodian Fee” means the fee to be paid to the Custodian as set forth in the Custodian Fee Letter.
     “Custodian Fee Letter” means the Custodian Fee Letter, dated as of the date hereof, among the Borrower, the Custodian and the Administrative Agent, as the same may from time to time be amended, waived or modified.
     “Default” means an event that, with the giving of notice or lapse of time, or both, would become an Event of Default.
     “Defaulted Loan Asset” means any Loan Asset (i) as to which there has occurred and is continuing a default with respect to the payment of interest or principal; provided, that any such default may continue for a period of up to the lesser of (a) the length of any applicable grace period or waiver set forth for the underlying Loan Asset and (b) 10 days from the date of such default (in the case of a Loan Asset other than a Secured Bond or Unsecured Bond) or 30 days from the date of such default (in the case of a Loan Asset consisting of a Secured Bond or an Unsecured Bond), (ii) in respect of which the Manager or Performance Guarantor (or the applicable agent on behalf of the lenders under the Loan Asset Documents related to such Loan Asset) shall have taken (and not rescinded or otherwise terminated) any of the following actions: acceleration of the Loan Asset or exercising rights and remedies against the collateral for the Loan Asset, (iii) for which an Insolvency Event has occurred with respect to the related Obligor (other than in the case of (x) a pre-packaged bankruptcy of the related Obligor approved by the Administrative Agent in its sole discretion or (y) a DIP Loan), or (iv) if such Loan Asset is a PIK Loan Asset, for which the related Obligor has not paid current interest on the two most recent payment dates therefor.
     “Delayed Funding Loan Asset” means each Loan Asset with respect to which the Borrower has a revolving credit or delayed draw term commitment to advance amounts to the applicable Obligor during a specified term.
     “Derivatives” means any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.
     “Determination Date” means the last day of each Settlement Period.

     “DIP Loan” means a Loan Asset (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which is secured by liens having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Manager reasonably expects that the Loan Asset will continue to pay interest and principal on a current basis.
     “Discretionary Sale” is defined in Section 2.14.
     “Discretionary Sale Settlement Date” means the Business Day specified by the Borrower to the Administrative Agent and the Custodian in a Borrower Notice of a Discretionary Sale as the proposed settlement date of a Discretionary Sale.
     “Discretionary Sale Trade Date” means the Business Day specified by the Borrower to the Administrative Agent and the Custodian in a Borrower Notice of a Discretionary Sale as the proposed trade date of a Discretionary Sale.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Asset Documents for each such Loan Asset (together with all add-backs and exclusions as designated in such documents), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Asset Documents, an amount, for the principal obligor on such Loan Asset and any of its parents or subsidiaries that are obligated pursuant to the Loan Asset Documents for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.
     “Effective Interest Rate” means, with respect to a Loan Asset, a rate of interest determined by (x) multiplying the outstanding principal balance of such Loan Asset by the current cash interest rate set forth in the applicable Loan Asset Document, and dividing such result by (y) the acquisition price of such Loan Asset paid in cash by the Borrower or, in the case of a Loan Asset that is originated by the Borrower, the par amount of such Loan Asset net of any original issue discount applicable thereto (in either case expressed as a percentage of the outstanding principal balance of such Loan Asset).
     “Eligible Loan Asset” means on any date of determination, a Senior Secured Loan, Second Lien Loan, DIP Loan, Mezzanine Loan, Secured Bond, Unitranche Loan, Hybrid Secured Bond or Unsecured Bond which satisfies each of the following requirements:
     (i) such Loan Asset is not an equity security or such Loan Asset does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;
     (ii) such Loan Asset is not a Defaulted Loan Asset;

     (iii) such Loan Asset is denominated in Dollars or an Approved Foreign Currency;
     (iv) such Loan Asset has not been amended after the origination or acquisition thereof by the Borrower (or, in the case of a Closing Date Loan Asset, after the Closing Date) in a manner that would constitute a Material Modification, unless consented to by the Administrative Agent;
     (v) such Loan Asset will not, as of the date of origination or acquisition thereof by the Borrower, cause the Borrower to be deemed to own 5.0% or more of the voting securities of any publicly registered issuer or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered issuer, as determined by the Manager;
     (vi) the Obligor with respect to such Loan Asset is an Eligible Obligor;
     (vii) the Loan Asset Documents with respect to the Loan contain a provision substantially to the effect that the related Obligor’s payment obligations are not subject to rights of rescission, set-off and counterclaim against the Borrower and its assignees;
     (viii) such Loan Asset does not contain a confidentiality provision that restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Transaction Documents, including its rights to review the Loan Asset and related Loan Asset File; provided, however, that a provision which requires the Custodian or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;
     (ix) such Loan Asset (i) in the case of a Loan Asset that is not a Closing Date Loan Asset, was originated and underwritten, or purchased and re-underwritten, by the Borrower including the completion of a collateral assessment and (ii) is being managed by the Manager on behalf of the Borrower, in each case in accordance with the Investment Guidelines and the Management Standards;
     (x) other than with respect to Delayed Funding Loan Assets, such Loan Asset does not require the Borrower to make future advances to the Obligor under the related Loan Asset Documents;
     (xi) such Loan Asset does not cause the aggregate maximum commitments of all Delayed Funding Loan Assets to exceed $3,000,000;
     (xii) such Loan Asset provides for at least 50% of the total interest payable by the Obligor to be payable in cash on a current basis;
     (xiii) other than with respect to the Closing Date Loan Assets, such Loan Asset provides for an Effective Interest Rate of at least 7.50% per annum;
     (xiv) the financial statements most recently delivered by the Obligor with respect to such Loan Asset reflect EBITDA greater than zero;
     (xv) such Loan Asset provides for a fixed amount of principal payable in cash no later than its stated maturity;

     (xvi) such Loan Asset provides for periodic payments of accrued and unpaid interest in cash no less frequently than semi-annually;
     (xvii) such Loan Asset has an original term to maturity of no more than 120 months;
     (xviii) if such Loan Asset is a Delayed Funding Loan Asset, the commitment of the Borrower to the applicable Obligor thereunder shall have a term to maturity not greater than the Maturity Date;
     (xix) the proceeds of such Loan Asset are not used to finance construction projects or activities or “hostile” acquisitions;
     (xx) with respect to which the Custodian has received, or will receive, within five (5) Business Days of the date on which the Borrower acquires an interest in such Loan Asset, the related Loan Asset File;
     (xxi) the Obligor of such Loan Asset has executed all appropriate documentation required by the Performance Guarantor, the Manager or the Borrower, as applicable, and the Investment Guidelines;
     (xxii) such Loan Asset is (i) a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the Article 9 of the UCC or (ii) a “financial asset”, “security” or “security entitlement” within the meaning of Article 8 of the UCC, in each case, in all jurisdictions that govern the perfection of the security interest granted therein;
     (xxiii) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan Asset have been duly obtained, effected or given and are in full force and effect;
     (xxiv) such Loan Asset, together with the Loan Asset Documents related thereto, does not contravene in any material respect any Applicable Laws (including laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
     (xxv) such Loan Asset, together with the related Loan Asset Documents, is fully assignable, subject to receipt of any necessary consents (and if such Loan Asset is secured by an interest in real property and to the extent the Borrower is the sole lender under the related Loan Asset Documents, an Assignment of Mortgage executed in blank has been delivered to the Custodian);
     (xxvi) the Borrower’s interest in such Loan Asset and all Related Property is owned by the Borrower free and clear of any Liens except for Permitted Liens, and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in such Loan Asset have been made or taken;
     (xxvii) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan Asset;

     (xxviii) the financing of such Loan Asset by the Lenders does not contravene in any material respect Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make;
     (xxix) no claim has been asserted or proceeding commenced in respect of such Loan Asset challenging the enforceability or validity of any of the related Loan Asset Documents; and
     (xxx) the origination and/or acquisition of such Loan Asset has been unanimously approved by each member of the Manager’s or GSC Investment’s investment committee.
Notwithstanding the foregoing, in no event shall any Loan Asset or other Collateral identified as “Category 3” on Schedule VI attached hereto be an Eligible Loan Asset unless the Administrative Agent consents in writing.
     “Eligible Obligor” means on any day, any Obligor that satisfies each of the following requirements:
(i) such Obligor’s principal office and any Related Property are located in the United States or any territory of the United States;
(ii) such Obligor is not a Governmental Authority; and
(iii) except with respect to Advanced Lighting Technologies, Inc., such Obligor is not (A) an Affiliate of the Borrower, the Manager or the Performance Guarantor or (B) an entity to which the Borrower, the Manager or the Performance Guarantor would be deemed an Insider, unless such Obligor has been approved by the Administrative Agent.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
     “Eurodollar Disruption Event” means with respect to any Advance as to which Interest accrues or is to accrue at a rate based upon the LIBOR Rate, any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Advance; (b) the inability of any Lender to obtain timely information for purposes of determining the LIBOR Rate; (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance; or (d) the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.
     “Excess Concentration Amount” means, on any date of determination, the sum of, without duplication:

     (a) (x) the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets (other than the GFSI Loan only so long as the Interim Test is satisfied) which are made to any single Obligor, exceeds 15% of the Aggregate ECA Value and (y) only so long as the Interim Test is satisfied, the aggregate amount by which the Borrowing Base Value of the GFSI Loan exceeds 20.5% of the Aggregate ECA Value;
     (b) (x) the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets (other than the GFSI Loan only so long as the Interim Test is satisfied) which are made to Obligors in any one Industry (other than healthcare), exceeds 15% of the Aggregate ECA Value, the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets which are made to Obligors in the healthcare Industry, exceeds 25% of the Aggregate ECA Value, the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets which are made to Obligors in the home health, hospice and diagnostic imaging Industries, collectively, exceeds 15% of the Aggregate ECA Value and (y) only so long as the Interim Test is satisfied, the aggregate amount by which total of the Borrowing Base Value of the GFSI Loan plus the Borrowing Base Values of all other Eligible Loan Assets which are made to Obligors in the same Industry as the Obligor in respect of the GFSI Loan, exceeds 20.5% of the Aggregate ECA Value;
     (c) (x) the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets (other than the GFSI Loan only so long as the Interim Test is satisfied) which are made to the three largest Obligors (determined by Adjusted Borrowing Value of the related Eligible Loan Asset), exceeds (i) during the period from the Closing Date until and including the first anniversary of the Closing Date, 36% of the Aggregate ECA Value, (ii) during the period from but excluding the first anniversary of the Closing Date until and including the second anniversary of the Closing Date, 30% of the Aggregate ECA Value, and (iii) thereafter, 25% of the Aggregate ECA Value and (y) if the Obligor in respect of the GFSI Loan is one of the three largest Obligors (determined by Adjusted Borrowing Value of the related Eligible Loan Asset) and the Interim Test is satisfied, the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets which are made to such three largest Obligors, exceeds 40% of the Aggregate ECA Value;
     (d) the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets (other than Closing Date Loan Assets) which are made to (i) a single Obligor of an Eligible Loan Asset the Assigned Value of which is less than 65%, exceeds 10% of the Aggregate ECA Value and (ii) a single Obligor of an Eligible Loan Asset the Assigned Value of which is less than 50%, exceeds 5% of the Aggregate ECA Value;
     (e) the aggregate amount by which the total of the Borrowing Base Values of Eligible Loan Assets which have a scheduled maturity date beyond the date which is 9 months before the scheduled Maturity Date, exceeds 50% of the Aggregate ECA Value;
     (f) the aggregate amount by which the total of the Borrowing Base Values of all Eligible Loan Assets which are Eligible Loan Assets denominated in Canadian Dollars exceeds 10% of the Aggregate ECA Value; provided, that, all Collections received on such Eligible Loan Assets denominated in Canadian Dollars shall be converted into Dollars pursuant to the terms of one or more Currency Hedge Transactions in accordance with Section 5.2(b);
     (g) the aggregate amount by which the total of the Borrowing Base Values of all Eligible Loan Assets which are Eligible Loan Assets not denominated in Canadian Dollars or Dollars exceeds 0% of the Aggregate ECA Value, and the aggregate amount by which the total of the Borrowing Base Values of all Eligible Loan Assets which are Eligible Loan Assets denominated in Canadian Dollars not subject to a Hedge Transaction exceeds 0% of the Aggregate ECA Value;

     (h) the aggregate amount by which the total of the Borrowing Base Values of all Eligible Loan Assets which are real estate loans principally secured by real property exceeds 10% of the Aggregate ECA Value; and
     (i) the aggregate amount by which the total of the Borrowing Base Values of all Eligible Loan Assets (other than Closing Date Loan Assets) which (i) do not have at least one Maintenance Covenant and (ii) are not Liquid Loan Assets exceeds 10% of the Aggregate ECA Value.
     “Event of Default” is defined in Section 8.1.
     “Exposure Amount” means, as of any date of determination, with respect to any Delayed Funding Loan Asset, the excess, if any, of (i) the maximum commitment of the Borrower under the terms of the applicable Loan Asset Document to make advances (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan Asset as to which the commitment to make additional advances has been terminated shall be zero) over (ii) the outstanding principal balance of such Loan Asset on such date of determination.
     “Facility Amount” means, on the Closing Date, $40,000,000, as such amount may be increased pursuant to Section 2.3(b); provided, however, that on or after the Termination Date, the Facility Amount shall at all times be equal to the amount of Advances Outstanding.
     “Facility Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders, the Administrative Agent or any of their permitted assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, the Fee Letter, any other Transaction Document delivered in connection with the transactions contemplated by this Agreement, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), any Prepayment Fee, Breakage Costs, Hedge Breakage Costs, fees, including any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.
     “Fair Value” means with respect to each Loan Asset, expressed as a percentage of the par amount of such Loan Asset unless the context requires otherwise, the lower of (a) the remaining outstanding principal amount of such Loan Asset, and (b) if such Loan Asset has been reduced in value on the books of GSC Investment below the remaining principal amount thereof, the value of such Loan Asset on such books as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to GSC Investment, to be determined by the Board of Directors of GSC Investment (based on input from its audit committee, investment adviser and independent valuation firm (if applicable)) and reviewed by its auditors.
     “FASB” is defined in Section 2.11(a).
     “Federal Funds Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by the Administrative Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Fee Letter” means the letter agreement in respect of fees between the Borrower and the Administrative Agent, as it may be amended or modified and in effect from time to time.
     “Fixed Rate Loan Asset” means a Loan Asset that bears interest at a fixed rate.
     “Floating Rate Loan Asset” means a Loan Asset that bears interest at a floating rate.
     “Foreign Lender” is defined in Section 2.12(d).
     “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Funding Date” means any day on which an Advance is made in accordance with and subject to the terms and conditions of this Agreement.
     “Funding Request” means a Borrower Notice requesting an Advance and including the items required by Section 2.2.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “GFSI Loan” means the Closing Date Loan Asset the Obligor of which is GFSI, Inc.
     “Governmental Authority” means with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
     “Gross Asset Value” means at any time the aggregate value, determined in accordance with the following two sentences, of the assets of the Borrower that would appear on a balance sheet of the Borrower prepared as of such time in accordance with GAAP, excluding cash and cash equivalents. If the Board of Directors of GSC Investment has approved the valuation of the assets of the Borrower as of such time, then Gross Asset Value shall be based on such asset valuations. Otherwise, Gross Asset Value as of such time shall be the Manager’s good faith estimate thereof based on the most recent valuation of the assets of the Borrower approved by the Board of Directors of GSC Investment, adjusted for changes in the Loan Assets and market conditions.
     “GSC Investment” means GSC Investment Corp., a Maryland corporation, or any permitted successor thereto.
     “Hedge Breakage Costs” means for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.
     “Hedge Collateral” is defined in Section 5.2(c).
     “Hedge Counterparty” means any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a short-term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 5.2(b) and (ii) agrees that in the event that S&P or Moody’s reduces its short-term unsecured debt rating below A-1 or P-1, respectively, it shall transfer its rights and obligations under each Hedging Transaction to another entity that meets the requirements of clause (a) and (b) hereof or make other arrangements acceptable to the Administrative Agent.
     “Hedge Transaction” means each Interest Rate Hedge Transaction and each Currency Hedge Transaction.
     “Hedge Trigger Period” means, at any time, a period that exists when the outstanding Advances at such time exceed the aggregate outstanding principal balance of all Eligible Loan Assets bearing interest based on the London interbank offered rate at such time.
     “Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.2, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in a form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.
     “Hybrid Secured Bond” means a secured bond (i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations) and the lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured bond; (ii) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan Asset, subject to (x) a Lien (if any) on assets of the Obligor securing indebtedness of the Obligor in a maximum principal amount (including the unfunded portion of any commitments thereunder) not exceeding 20% of the sum of such maximum principal amount thereof plus the maximum principal amount (including the unfunded portion of any commitments thereunder) of all indebtedness issued under the same bond issue to which such Hybrid Secured Bond was issued and (y) any “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (iii) as of the date such Loan Asset is initially included in the Collateral, has a Loan-to-Value Ratio not greater than 55% and with respect to which the Obligor Net Leverage Ratio is less than 4.0 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its affiliates.
     “Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.11.
     “Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Adverse Claims on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (e) above.

     “Indemnified Amounts” is defined in Section 9.1.
     “Indemnified Party” is defined in Section 9.1.
     “Independent” means, as to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.
     “Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Performance Guarantor, the Manager or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower, the Performance Guarantor, the Manager or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower, the Performance Guarantor, the Manager or any of their Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The initial Independent Director of the Borrower set forth in the Borrower’s operating agreement as of the Closing Date is hereby approved by the Administrative Agent.
     “Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.
     “Industry” means the industry of an Obligor as determined by reference to the Moody’s industry classifications by the Manager; provided that if the Administrative Agent shall have objected to such determination with respect to an Obligor by notice to the Manager and the Borrower, such determination with respect to such Obligor shall be made by mutual agreement of the Manager and the Administrative Agent (and, if not so determined, Loans of such Obligor shall not constitute Eligible Loan Assets).
     “Ineligible Loan Asset” is defined in Section 2.4(c).
     “Insider” is defined in Section 101(31) of the Bankruptcy Code.
     “Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60)

consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
     “Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
     “Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.
     “Insurance Policy” means with respect to any Loan Asset included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Loan Asset.
     “Insurance Proceeds” means any amounts payable or any payments made, to the Borrower or to the Manager on its behalf under any Insurance Policy.
     “Interest” means for each Accrual Period and each Advance outstanding during such Accrual Period, the product of:

IR x P x AD D
     where

IR	=	the Interest Rate applicable to such Advance;

P	=	the principal amount of such Advance on the first day of such Accrual Period, or if such Advance was first made during such Accrual Period, the principal amount of such Advance on the day such Advance is made;

AD	=	the actual number of days in such Accrual Period, or if such Advance was first made during such Accrual Period, the actual number of days beginning on the day such Advance was first made (or, in the event an Advance was converted from a Base Rate Advance to a LIBOR Rate Advance (or vice versa), the day on which such Advance was converted) through the end of such Accrual Period; and

D	=	360 or, in the case of Base Rate Advances, 365 or 366, as applicable provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

     “Interest Collections” means, (i) with respect to any Loan Asset or other Collateral, all payments and collections attributable to interest or dividends on such Loan Asset, including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset or other Collateral, (ii) amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan Assets and (iii) any and all other Collections which do not constitute Principal Collections.
     “Interest Coverage Ratio” means, with respect to any Settlement Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Settlement Period, (a) the numerator of which is equal to the sum of (i) the aggregate Interest Collections for such Settlement Period and the five Settlement Periods immediately preceding such Settlement Period minus (ii) the aggregate amount payable pursuant to Sections 2.7(a)(i) through (iv) or Sections 2.7(b)(i) through (iv), as applicable, hereunder on the related Payment Date and the five immediately preceding Payment Dates and (b) the denominator of which is equal to the aggregate amount payable pursuant to Section 2.7(a)(v) or Section 2.7(b)(v), as applicable, hereunder on the related Payment Date and the five immediately preceding Payment Dates; provided that (x) the amount determined under clause (i) above shall not include any collections with respect to assets held by the Borrower prior to the Closing Date, but that do not constitute Collateral on the Closing Date, (y) solely for purposes of calculating the Interest Coverage Ratio in respect of the first five Settlement Periods ending after the Closing Date, the amount determined under clause (ii) of this definition with respect to amounts payable pursuant to Sections 2.7(a)(i), (ii) or (iv) or Sections 2.7(b)(i), (ii) or (iv), as applicable, shall be calculated from the Closing Date to the end of the related Settlement Period (the “Interim Period”) and semi-annualized by multiplying the actual amount paid pursuant to such sections on the relevant Payment Date(s) during the applicable Interim Period by a fraction the numerator of which is 180 and the denominator of which is the actual number of days from the Closing Date ended prior to the relevant Determination Date to reach an assumed trailing six Settlement Period amount and (z) solely for purposes of calculating the Interest Coverage Ratio in respect of the first five Settlement Periods ending after the Closing Date, the amount determined under clause (ii) of this definition with respect to amounts payable pursuant to Section 2.7(a)(iii) or Section 2.7(b)(iii), as applicable shall be deemed to be $1,250,000.
     “Interest Rate” means, for each Accrual Period and for each Advance outstanding for each day during such Accrual Period, a rate equal to the LIBOR Rate or the Base Rate as selected by the Borrower for such Advance plus the Applicable Margin; provided, that, (i) the Interest Rate shall be the Base Rate plus the Applicable Margin if a Lender shall have notified the Administrative Agent that a Eurodollar Disruption Event has occurred; and (ii) the Interest Rate shall, at the election of the Required Lenders, be the sum of the Base Rate plus the Applicable Margin plus 2.0% for each day during any Accrual Period following the occurrence and during the continuance of an Event of Default.
     “Interest Rate Hedge Transaction” means each interest rate cap transaction or comparable derivative arrangements, in each case, as the Administrative Agent may approve in its discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2(a) and is governed by an Hedging Agreement.
     “Interim Test” means a test that is satisfied on any date of determination occurring prior to the nine month anniversary of the Closing Date if the Adjusted Borrowing Value in respect of the GFSI Loan is less than 10% of the sum of (i) Aggregate Adjusted Borrowing Value of all Eligible Loan Assets at such date of determination plus (ii) the Fair Value of all other Overcollateralization Assets (expressed as a principal amount).

     “Investment Guidelines” means, with respect to the Borrower and the Manager, those credit and collection policies existing as of the date hereof relating to the Loan Assets and related Loan Asset Documents, as amended from time to time by the investment committee of the Manager with the consent of the Administrative Agent.
     “Key Person” means any of the persons specified on Schedule VIII and any replacement person reasonably satisfactory to the Administrative Agent.
     “Lenders” is defined in the preamble hereto.
     “LIBOR Rate” means, with respect to any LIBOR Rate Advance, the greater of (a) a rate per annum equal to (i) the offered rate for deposits in Dollars having a one-month maturity and for the amount of the applicable LIBOR Rate Advance that appears on the Reuters Screen LIBOR01 Page at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by the Administrative Agent) two Business Days prior to the applicable Funding Date, divided by (ii) the sum of one minus the daily average of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein), and (b) 2.00%. The LIBOR Rate for any LIBOR Rate Advance outstanding on any Payment Date shall be redetermined as of such Payment Date.
     “LIBOR Rate Advance” means any Advance which bears interest at or by reference to the LIBOR Rate.
     “Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.
     “Liquidation Expenses” means with respect to any Defaulted Loan Asset, the aggregate amount of out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Manager (including amounts paid to any subservicer but net of any amounts reimbursed by the related Obligor or otherwise pursuant to the Loan Asset Documents) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan Asset including the attempted collection of any amount owing pursuant to such Loan Asset.
     “Liquid Loan Asset” means a Loan Asset that qualifies for Level 1 accounting treatment pursuant to FASB Accounting Standards Codification 820 (formerly SFAS No. 157) for establishing fair market value of assets.
     “Loan Asset” means any senior or subordinate loan or security arising from the extension of credit to an Obligor.
     “Loan Asset Checklist” means, with respect to any Loan Asset, the index prepared by the Manager identifying the type of Loan Asset (including whether such Loan Asset is a Noteless Loan Asset) and each of the Loan Asset Documents related thereto which are included in the related Loan Asset File.

     “Loan Asset Documents” means, with respect to any Loan Asset, the related documentation that has been delivered or should, consistent with the Investment Guidelines and the Management Standards, have been delivered to the Borrower or the Manager, including any related instrument, promissory note, loan agreement, security agreement, mortgage, assignment of collateral, all guarantees, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan Asset and related instrument, including general or limited guaranties and, for each Loan Asset secured by real property an Assignment of Mortgage.
     “Loan Asset File” means, with respect to any Loan Asset, each of the Loan Asset Documents related thereto.
     “Loan Asset Records” means all documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Manager with respect to the Loan Assets and the related Obligors.
     “Loan-to-Value Ratio” means, with respect to any Loan Asset at any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Loan Asset Documents of such Loan Asset plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Delayed Funding Loan Assets, without duplication, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Loan Asset (as determined by the Manager in accordance with the Investment Guidelines and the Management Standards unless the Administrative Agent in its reasonable discretion disagrees with such determination, in which case the Administrative Agent shall determine the enterprise value of the Related Property). In the event the Borrower disagrees with the Administrative Agent’s determination of the enterprise value of the Related Property, the Borrower may (at its expense) retain any nationally recognized valuation firm reasonably acceptable to the Administrative Agent to value such Related Property, and if the value determined by such firm is greater than the Administrative Agent’s determination of the enterprise value of the Related Property, such firm’s valuation shall become the enterprise value of such Related Property; provided that the enterprise value of such Related Property shall be the value assigned by the Administrative Agent until such firm has determined its value).
     “Maintenance Covenant” means a covenant by the Obligor to comply with one or more financial covenants during each reporting period, whether or not it has taken any specified action.
     “Manager” means Saratoga Investment Advisors, LLC, a Delaware limited liability company, and its permitted successors and assigns.
     “Manager’s Certificate” is defined in Section 7.10(a)(iv).
     “Manager Event” means the occurrence of any of the following (i) the Specified Holders shall collectively cease to, directly or indirectly, (x) own and control at least 51% of the outstanding equity interests of the Manager, or (y) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of the Manager and to direct the management policies and decisions of the Manager, (ii) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Manager, (iii) at any time prior to the third anniversary of the Closing Date, the Specified Holders cease to maintain collectively, directly or indirectly, a cash equity investment in GSC Investment in an amount equal to at least $5,000,000, (iv) the Management Agreement shall fail to be in full force and effect, (v) the indictment or conviction of the Manager or any Key Person for a felony offense, or any act of fraud, embezzlement or misappropriation of funds by the Manager or any Key Person and, with respect to any such act by, or indictment or conviction of, any Key Person, a reputable, experienced individual reasonably satisfactory to the Administrative Agent has not been appointed to replace such Key Person within 30 days of such event, (vi) the resignation, termination, disability or death of a Key Person, or any failure of any Key Person to provide active participation in the Manager’s daily activities including, but not limited to, the activities specified opposite such Key Person’s name on Schedule VIII, and a reputable, experienced individual reasonably satisfactory to the Administrative Agent has not been appointed to replace such Key Person within 30 days of such event, (vii) the occurrence of any event constituting “cause” under the CLO Management Agreement, any notice is delivered under Section 12(c) of the CLO Management Agreement with respect to the removal of GSC Investment as collateral manager thereunder or GSC Investment ceases to act as collateral manager thereunder, (viii) the Manager shall willfully violate, or take any action that it knows breaches, any material provision of this Agreement or any other Transaction Document applicable to it; (ix) any failure by the Manager to give instructions or notice to the Borrower or the Administrative Agent as required by this Agreement, or failure by the Borrower or the Manager to deliver any Required Reports hereunder, in each case on or before the date occurring three (3) Business Days after the date such instructions, notice or report is required to be made or given, as the case may be, under the terms of this Agreement, or (x) the occurrence of an Event of Default under Section 8.1 with respect to the Manager.
     “Management Agreement” means the Investment Advisory and Management Agreement, dated as of July 30, 2010, between the Manager and GSC Investment, as amended, restated, supplemented or otherwise modified from time to time.
     “Management Fee” means, for each Payment Date, (i) if the most recently ended calendar month is the first month in a fiscal quarter of the Borrower, an amount equal to one-twelfth of the product of 1.75% and the average of the Gross Asset Values as of the beginning and end of such month, (ii) if the most recently ended calendar month is the second month in a fiscal quarter of the Borrower, an amount which, when aggregated with the Management Fee for the immediately preceding Payment Date, equals one-sixth of the product of 1.75% and the average of the Gross Asset Values as of the beginning of such fiscal quarter and as of the end of such second month or (iii) if the most recently ended calendar month is the third month in a fiscal quarter of the Borrower, an amount which, when aggregated with the Management Fee for the two immediately preceding Payment Dates, equals one-fourth of the product of 1.75% and the average of the Gross Asset Values as of the beginning of such fiscal quarter and as of the end of such third month.
     “Management Standards” means the collection, management and servicing procedures the Manager follows with respect to assets comparable to the Loan Assets that it manages for itself, its Affiliates or others, which shall be procedures that the Manager reasonably believes to be consistent with the procedures used by institutional managers of national standing of comparable assets.
     “Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of such Person.
     “Material Adverse Effect” means with respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, prospects, performance or properties of the Manager, the Performance Guarantor or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loan Assets, (c) the rights and remedies of the Administrative Agent, the Custodian or any Secured Party under this Agreement or any Transaction Document or (d) the ability of the Borrower, the Performance Guarantor or the Manager to perform its obligations under this Agreement or any other

Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Administrative Agent’s or Secured Parties’ interest in the Collateral.
     “Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Asset Document governing a Loan Asset executed or effected on or after the Purchase Date for such Loan Asset (or, solely in the case of clause (d)(ii)(y), a change to any loan senior to a Loan Asset) which:
(a) reduces or forgives any or all of the principal amount due under such Loan Asset;
(b) delays or extends the required or scheduled amortization or maturity of such Loan Asset;
(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Asset Documents of any PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset;
(d) (i) in the case of a Senior Secured Loan, Secured Bond, Hybrid Secured Bond, Unitranche Loan or DIP Loan, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary and other than, in the case of the Hybrid Secured Bond, other Liens permitted by the definition thereof) on any of the Related Property securing such Loan Asset or (ii) in the case of a Second Lien Loan, Unsecured Bond or Mezzanine Loan, (x) contractually or structurally subordinates such Loan Asset to any obligation (other than any loan which existed at the Purchase Date for such Loan Asset which is senior to such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Related Property securing such Loan Asset or (y) increases the commitment amount of any loan senior to such Loan Asset;
(e) substitutes, alters or releases the Related Property securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset; or
(f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Net Leverage Ratio”, “Interest Coverage Ratio”, “EBITDA” or “Permitted Liens” or any respective comparable definitions in the Loan Asset Documents for such Loan Asset or (ii) any term or provision of such Loan Asset Documents referenced in or utilized in the calculation of the “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in each case in a manner that, in the sole reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties..
     “Maturity Date” means the date that is five years after the Termination Date. The Advances Outstanding will be due and payable in full on the Maturity Date.
     “Maximum Lawful Rate” is defined in Section 2.6(d).

     “Mezzanine Loan” means any assignment of or participation interest or other interest in a loan that is of a rank lower than a Senior Secured Loan, Secured Bond, DIP Loan or Second Lien Loan.
     “Monthly Report” is defined in Section 7.10(a)(iii).
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
     “Non-USD Notional Amount” is defined in Section 5.2(b).
     “Non-USD Loan Asset” means each Loan Asset which is denominated in an Approved Foreign Currency.
     “Noteless Loan Asset” means a Loan Asset with respect to which the underlying Loan Asset Documents either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan Asset, and as to which the Borrower has not requested a promissory note.
     “Notes” is defined in Section 2.5(a).
     “Obligor” means with respect to any Loan Asset, the Person or Persons obligated to make payments pursuant to such Loan Asset, including any guarantor thereof. For purposes of calculating the Excess Concentration Amount, all Loan Assets included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loan Assets of such other Obligor.
     “Obligor Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the Loan Asset Documents for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Asset Documents, the ratio of (a) indebtedness of such Obligor minus unrestricted cash to (b) EBITDA.
     “Operating Expenses” means, without duplication, (i) all amounts payable by GSC Investment under that certain Administration Agreement dated as of July 30, 2010 between GSC Investment and Saratoga Administrator LLC, a Delaware limited liability company, or any replacement thereof, and (ii) all professional fees, insurance premiums and fees, director’s fees and other general and administrative expenses of GSC Investment.
     “Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Borrower or the Manager, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.
     “Overcollateralization Assets” means all Loan Assets included in the Collateral (other than Loan Assets that do not satisfy the requirements contained in any of clauses (vii), (viii), (xxi), (xxii), (xxiii), (xxiv), (xxv), (xxvi) or (xxix) of the definition of Eligible Loan Assets (regardless of whether such Loan Assets are included in the Borrowing Base) and the CLO Equity.

     “Overcollateralization Ratio” means, with respect to any Settlement Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Settlement Period, (a) the numerator of which is equal to the sum of (i) the Aggregate Adjusted Borrowing Value of all Eligible Loan Assets at such date of determination (except if the Adjusted Borrowing Value of an Eligible Loan Asset is zero as a result of the application of clause (c) of the definition of Assigned Value, then such Eligible Loan Asset shall instead be valued at its Fair Value for purposes of this clause (i)) plus (ii) the Fair Value of all other Overcollateralization Assets and (b) the denominator of which is equal to the sum of Advances Outstanding on such date plus the Unfunded Exposure Amount on such date.
     “Other Costs” is defined in Section 12.8.
     “Outstanding Principal Balance” means, on any date of determination with respect to any Loan Asset, the outstanding principal balance (net of any unamortized discount or upfront fee) of a Loan Asset, expressed exclusive of PIK Interest and accrued interest; provided that amortization payments on a Loan Asset shall first be applied to PIK Interest when determining the Outstanding Principal Balance of such Loan Asset.
     “Participant” is defined in Section 11.1(b).
     “Payment Date” means the tenth (10th) day of each calendar month, commencing in September 2010, or, if such day is not a Business Day, the next succeeding Business Day.
     “Performance Guarantor” is defined in the preamble hereto.
     “Permitted Investments” means any one or more of the following types of investments:
     (a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
     (b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
     (c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;
     (d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;
     (e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and
     (f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.
     “Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.
     “Person” means an individual, partnership, corporation (including a statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
     “PIK Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.
     “PIK Loan Asset” means a Loan Asset that, as of the date of determination, by its terms, permits the payment of a fixed or floating rate of interest through the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof for a specified period to time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.
     “Prepayment Fee” means (i) to the extent the Prepayment Fee is required to be paid pursuant to this Agreement on or prior to the date which is one year following the Closing Date, 2.00% of the Facility Amount or the amount by which the Facility Amount is reduced, as applicable, and (ii) to the extent the Prepayment Fee is required to be paid pursuant to this Agreement on or prior to the date which is two years following the Closing Date but after the first anniversary of the Closing Date, 1.00% of the Facility Amount or the amount by which the Facility Amount is reduced, as applicable; provided that, in the foregoing clauses (i) and (ii), the Prepayment Fee shall be calculated without giving effect to the proviso in the definition of “Facility Amount”.
     “Priced Loan Asset” means any Loan Asset that has an observable quote from LoanX Mark-It Partners or Loan Pricing Corporation, or from another pricing service selected by the Administrative Agent in its sole discretion.
     “Principal Balance” means, with respect to any Loan Asset (other than a Delayed Funding Loan Asset), as of any date of determination, the outstanding principal amount of such Loan Asset, and in the case of any Delayed Funding Loan Asset, the aggregate commitment amount thereof.
     “Principal Collections” means (i) any and all amounts received in respect of any principal due and payable under any Loan Asset or other Collateral from or on behalf of Obligors that are deposited into the Collection Account, or received by the Borrower or on behalf of the Borrower by the Manager or Performance Guarantor in respect of the Loan Assets or other Collateral, including all Recoveries, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset, (ii) all payments received pursuant to any Hedging Agreement or Hedge Transaction and (iii) all payments received in respect of principal in respect of the CLO Equity. For the avoidance of doubt,

“Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.7(e).
     “Prior Credit Agreement” means the Credit Agreement, dated as of April 11, 2007, among the Borrower, GSC Investment, GSCP (NJ), L.P., the financial institutions from time to time party thereto, the commercial paper lenders from time to time party thereto, Deutsche Bank AG, New York Branch, and U.S. Bank National Association, as trustee and backup servicer.
     “Proceeds” means with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.
     “Pro Rata Share” means with respect to any Lender on any day, the percentage equivalent of a fraction the numerator of which is such Lender’s Commitment and the denominator of which is Commitments of all Lenders.
     “Purchase Agreement” means the Amended and Restated Purchase and Sale Agreement dated as of the Closing Date, between GSC Investment, in its capacity as originator, and the Borrower, as amended, modified, supplemented or restated from time to time.
     “Purchase Date” means the date on which a Loan Asset is acquired or originated by the Borrower.
     “Purchase Price” means the net price paid by the Borrower in purchasing a Loan Asset, taking into account upfront fees or any other costs or fees paid or received.
     “Qualified Institution” is defined in Section 5.3(a).
     “Records” means with respect to any Loan Assets, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Asset Documents.
     “Recoveries” means with respect to any Defaulted Loan Asset, Proceeds of the sale of any Related Property, Insurance Proceeds, and any other recoveries with respect to such Loan Asset and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan Asset.
     “Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Obligor Net Leverage Ratio for such Loan Asset in the Loan Asset Documents or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the Loan Asset Documents, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

     “Repayment Obligation” is defined in Section 12.14.
     “Regulatory Change” is defined in Section 2.11(a).
     “Related Property” means with respect to a Loan Asset, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Loan Asset.
     “Reporting Date” means the date that is three (3) Business Days prior to each Payment Date.
     “Required Lenders” means at a particular time, Lenders with Commitments in excess of 50% of the Facility Amount, provided, that at any time there are not more than two (2) unaffiliated Lenders party hereto, “Required Lenders” shall mean Lenders with Commitments equal to 100% of the Facility Amount.
     “Required Reports” means collectively, the Monthly Report, the Manager’s Certificate, the annual and quarterly financial statements of the Performance Guarantor, the financial statements and valuation reports of each Obligor, the annual statements as to compliance, and the annual independent public accountant’s report, in each case required to be delivered pursuant to Section 7.10.
     “Reserve Account” means an account established in accordance with Section 5.3(d) for the purpose of receiving deposits with respect to, and maintaining therein, the Reserve Account Required Amount (including any amounts in excess of the Reserve Account Required Amount, to the extent not distributed to the parties entitled thereto pursuant to Section 2.7) and, to the extent required pursuant to Section 2.7, to fund payments thereunder.
     “Reserve Account Required Amount” means an amount payable on each Payment Date, as determined on the related Determination Date, equal to the sum of the Interest, the Commitment Fee and the Administrative Agent Fee, each as estimated by the Manager in good faith to be due and payable on the next succeeding three Payment Dates or, if, as of any date of determination, the aggregate amount of the Adjusted Borrowing Values of all Loan Assets which do not pay cash interest at least quarterly exceeds 15% of the Aggregate Adjusted Borrowing Value, the next succeeding six Payment Dates.
     “Responsible Officer” means as to the Borrower, the President, any Vice President or the Treasurer of the Borrower, and as to any other Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. The Borrower may designate other Responsible Officers from time to time by notice to the Administrative Agent.
     “Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Schedule of Loan Assets” means the Loan Assets listed on Schedule III hereto (including the CLO Equity and all Supplemental Interests), which Schedule shall include the information thereon and the following items:
(a) the Obligor;

(b) the CUSIP, if any;
(c) the jurisdiction of organization or incorporation of the issuer;
(d) the Purchase Price (including a break out of any purchased accrued interest);
(e) whether such Loan Asset is a Delayed Funding Loan Asset and the maximum commitment amount thereof;
(f) the interest rate (expressed as a fixed rate for Fixed Rate Loan Assets and expressed as a spread over LIBOR or other applicable index for Floating Rate Loan Assets);
(g) the Principal Balance;
(h) the Stated Maturity;
(i) the Industry;
(j) the Adjusted Borrowing Value; and
(k) in the case of the Closing Date Loan Assets, the Applicable Advance Rate,
as amended from time to time to reflect the release of Loan Assets or the inclusion of Loan Assets as provided in this Agreement.
     “Scheduled Payment” means on any Determination Date, with respect to any Loan Asset, each scheduled payment (whether principal, interest or principal and interest) required to be made by the Obligor thereof after such Determination Date under the terms of such Loan Asset.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Lien Loan” means a secured loan (i) means any Loan Asset that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Related Property for the Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder; (iii) pursuant to an intercreditor agreement between the Borrower and the holder(s) of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both); and (iv) with respect to which the value of the collateral securing such secured loan, together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the sole, reasonable business judgment of the Manager, which judgment shall not be called into question as a result of subsequent events) to repay such secured loan in accordance with its terms, and to repay all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral.
     “Secured Bond” means a secured bond (i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations)

and the lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan; (ii) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (iii) as of the date such Loan Asset is initially included in the Collateral, has a Loan-to-Value Ratio not greater than 55% and with respect to which the Obligor Net Leverage Ratio is less than 4.0 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its affiliates.
     “Secured Party” means (i) each Lender, (ii) the Administrative Agent and (iii) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if that Affiliate executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.
     “Senior Secured Loan” means a secured loan (i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations) and the lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan; (ii) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (iii) as of the date such Loan Asset is initially included in the Collateral, has a Loan-to-Value Ratio not greater than 55% and with respect to which the Obligor Net Leverage Ratio is less than 4.0 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its affiliates.
     “Settlement Period” means each calendar month, or, with respect to the initial Settlement Period, the period from the Closing Date to August 31, 2010.
     “Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Specified Holders” means any of the persons specified on Schedule IX.
     “Stated Maturity” means, with respect to any Loan Asset, the maturity date specified with respect to such loan or security (subject to any business day convention specified under the applicable Loan Asset Documents).
     “Subordination Event” is defined in Section 5.1(r).

     “Substitute Loan Asset” means any Loan Asset which is substituted for an Ineligible Loan Asset pursuant to Section 2.4(c), which satisfies each of the following conditions: (a) the aggregate Adjusted Borrowing Value of such Loan Asset shall be equal to or greater than the Adjusted Borrowing Value of the Loan Asset to be replaced; (b) all representations and warranties of the Borrower with respect to such Loan Asset contained in Section 4.1(y) shall be true and correct as of the Substitution Date of any such Substitute Loan Asset; (c) the substitution of any Substitute Loan Asset does not cause a Default or an Event of Default to occur; and (d) as of the date on which such Loan Asset becomes part of the Collateral, the Weighed Average FMV Test is satisfied; provided that if immediately prior to such date, the Weighed Average FMV Test was not satisfied, such test is maintained or improved after giving effect to the inclusion of such Loan Asset in the Collateral.
     “Substitution Date” means any date on which the Borrower transfers a Substitute Loan Asset to the Custodian.
     “Successor Manager” is defined in Section 7.9.
     “Supplemental Interests” means, with respect to any Loan Asset, any warrants, equity or other equity interests or interests convertible into or exchangeable for any such interests received from the Obligor in connection with such Loan Asset.
     “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
     “Termination Date” means the earliest to occur of (a) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 8.2, (b) a date selected by the Borrower upon at least thirty (30) days’ prior written notice to the Administrative Agent and (c) the Commitment Termination Date.
     “Transaction Documents” means this Agreement, the Purchase Agreement, all Hedging Agreements, the Account Control Agreement, the CLO Management Contribution Agreement and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is delivered in connection with the foregoing or otherwise necessary or incidental to carrying out the terms of the foregoing documents.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or, if no jurisdiction is specified, the State of New York.
     “Underlying Note” means the promissory note of an Obligor evidencing a Loan Asset.
     “Unfunded Exposure Account” means an account established in accordance with Section 5.3(e) for the purposes of funding Unfunded Exposure Amounts; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.
     “Unfunded Exposure Amount” means, at any time, the amount, if any, by which (i) the aggregate Exposure Amount exceeds (ii) the aggregate amount on deposit in the Unfunded Exposure Account.
     “Unfunded Exposure Equity Amount” means, on any date of determination with respect to any Delayed Funding Loan Asset, an amount equal to the sum of (a) the product of (i) the Exposure Amount of such Loan Asset times (ii) the difference of (A) 100% minus (B) the Applicable Advance Rate plus (b) the product of (i) (x) the difference of (A) 100% minus (B) the Assigned Value of such Loan Asset times (y) the Exposure Amount of such Loan Asset times (ii) the Applicable Advance Rate of such Loan Asset.
     “United States” means The United States of America.
     “Unitranche Loan” means a secured loan or secured bond (i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations) and the lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan; (ii) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Asset Documents for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (iii) has a Loan-to-Value Ratio equal to or greater than 55% as of the date such Loan Asset is initially included in the Collateral or with respect to which the Obligor Net Leverage Ratio is equal to or greater than 4.0 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its affiliates.
     “Unsecured Bond” means a debt obligation in the form of a bond that has ordinary, unsecured pre-petition priority in any bankruptcy, reorganization, insolvency or liquidation proceedings
     “U.S. Bank” means U.S. Bank National Association, or any permitted successor thereto.
     “USD Notional Amount” is defined in Section 5.2(b).
     “Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Purchase Date (or, in the case of the Closing Date Loan Assets, the Closing Date):
     (i) the Fair Value of such Loan Asset has been reduced by the Borrower from the Fair Value of such Loan Asset originally assigned thereto on the Closing Date (in the case of Closing Date Loan Assets) or Purchase Date (in the case of Loan Assets acquired after the Closing Date); provided that if such Loan Asset is identified as “Category 1” on Schedule VI attached hereto or is acquired by the Borrower after the Closing Date, no such reduction to the Fair Value of such Loan Asset shall be taken into account until the Fair Value has been reduced more than 10 percentage points from the Fair Value originally assigned thereto on the Closing Date or Purchase Date, as the case may be; it being understood and agreed that each reduction in Fair Value after (or in excess of) the initial 10 percentage point reduction shall be taken into account and constitute a Value Adjustment Event;
     (ii) except in the case of a Liquid Loan Asset or a Loan Asset identified as “Category 1” on Schedule VI attached hereto, the Fair Value of such Loan Asset has been increased by the Borrower from the Fair Value of such Loan Asset originally assigned thereto on the Closing Date (in the case of Closing Date Loan Assets) or Purchase Date (in the case of Loan Assets acquired after the Closing Date); provided that such increase in Fair Value shall only be treated as a Value Adjustment Event with the written consent of the Administrative Agent, which consent may be requested by the Borrower or the Manager only one (1) time per Loan Asset in any six (6) calendar month period;
     (iii) if such Loan Asset is a Liquid Loan Asset, the Fair Value of such Loan Asset has been increased by the Borrower from the Fair Value of such Loan Asset originally assigned thereto on the related Purchase Date;

     (iv) an Obligor payment default under any Loan Asset (after giving effect to any grace and/or cure period set forth in the Loan Asset Documents, but not to exceed 10 days (in the case of a Loan Asset other than a Secured Bond or Unsecured Bond) or 30 days (in the case of a Loan Asset consisting of a Secured Bond or Unsecured Bond));
     (v) any other Obligor default under any Loan Asset for which the Borrower (or agent or required lenders pursuant to the Loan Asset Documents, as applicable) has elected to accelerate the indebtedness under, or exercise any of its rights and remedies against the collateral pursuant to, the applicable Loan Asset Documents in case of the default thereunder;
     (vi) an Insolvency Event with respect to the related Obligor;
     (vii) the occurrence of a Material Modification (in accordance with clauses (b)-(f) of the definition thereof) with respect to such Loan Asset; or
     (viii) the occurrence of a Material Modification (in accordance with clause (a) of the definition thereof) with respect to such Loan Asset.
     “Weighted Average Portfolio FMV” means, as of any date of determination, the number (calculated as a percentage) determined by summing the products obtained by multiplying (i) the Borrowing Base Value of each Eligible Loan Asset as of such date by (ii) its Assigned Value (provided that, for purposes of this definition, the Assigned Value with respect to each Closing Date Loan Asset shall not exceed its Fair Value) as of such date, dividing such sum by the Aggregate Borrowing Base Value for all Eligible Loan Assets and then rounding the result to the nearest one-hundredth.
     “Weighted Average FMV Test” means, with respect to the Loan Assets included in the Collateral, on any Determination Date, a test that is satisfied if the Weighted Average Portfolio FMV is at least (i) 72% for any Determination Date occurring during the period from the Closing Date to and including the first anniversary thereof, (ii) 80% for any Determination Date occurring during the period from but excluding the first anniversary of the Closing Date to and including the second anniversary thereof and (iii) 85% for any Determination Date thereafter.
Section 1.2 Other Terms.
     All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.4 Interpretation.
     In each Transaction Document, unless a contrary intention appears:
     (i) the singular number includes the plural number and vice versa;

     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Document;
     (iii) reference to any gender includes each other gender;
     (iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;
     (v) the term “including” shall mean “including without limitation”;
     (vi) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and
     (vii) if the context requires in the calculation of any amount hereunder, such amount shall be converted from a notional or dollar amount to a percentage or from a percentage to a notional or dollar amount, as the case may be, in order for such calculation to be consistent with the context in which such calculation is made or determined.
ARTICLE II
ADVANCES
Section 2.1 Advances.
     On the terms and conditions hereinafter set forth, the Borrower may, by delivery of a Funding Request to the Administrative Agent, from time to time on any Business Day during the Revolving Period, at its option, request that the Lenders make advances (each, an “Advance”) to it in an amount which, at any time, shall not exceed the Availability in effect on the related Funding Date. Such Funding Request shall be delivered not later than (a) in the case of a Base Rate Advance, 12:00 noon (New York City time) on the requested Funding Date and (b) in the case of a LIBOR Rate Advance, 12:00 noon (New York City time) at least three (3) Business Days prior to the requested Funding Date (or such shorter period of time or later date as may be agreed to by the Lenders). Subject to the terms and conditions hereof, upon receipt of such Funding Request, each Lender shall from time to time during the Revolving Period, make the Advance. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make any Advance in an amount that would result in the aggregate Advances then funded by such Lender exceeding its Commitment then in effect. The obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder. Each Advance to be made hereunder shall be made ratably among the Lenders in accordance with its Pro Rata Share.
Section 2.2 Procedures for Advances.

     (a) In the case of the making of any Advance, the repayment of any Advance or any termination, increase or reduction of the Facility Amount and prepayments of Advances, the Borrower shall give the Administrative Agent a Borrower Notice. Each Borrower Notice shall specify the amount (subject to Section 2.1 hereof) of Advances to be borrowed or repaid and the Funding Date or repayment date (which, in all cases, shall be a Business Day). Each Advance shall be either a Base Rate Advance or a LIBOR Rate Advance, as the Borrower shall specify in the related Borrower Notice or, in the case of the conversion of an Advance into another type of Advance or the continuation of a LIBOR Rate Advance, the related Conversion/Continuation Notice pursuant to this Section 2.2.
     (b) Subject to the conditions described in Section 2.1, the Borrower may request an Advance from the Lenders by delivering to the Administrative Agent at certain times the information and documents set forth in this Section 2.2.
     (c) No later than (a) in the case of a Base Rate Advance, 12:00 noon (New York City time) on the requested Funding Date and (b) in the case of a LIBOR Rate Advance, 12:00 noon (New York City time) at least three (3) Business Days prior to the requested Funding Date (or such shorter period of time or later date as may be agreed to by the Required Lenders), the Administrative Agent and the Custodian, as applicable, shall receive or shall have previously received the following:
     (i) a Funding Request in the form of Exhibit A; and
     (ii) a wire disbursement and authorization form.
     (d) Each Funding Request shall specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $1,000,000. Each Funding Request shall be accompanied by (i) a Borrower Notice, depicting the outstanding amount of Advances under this Agreement and representing that all conditions precedent for a funding have been met, including a representation by the Borrower that the requested Advance shall not, on the Funding Date thereof, exceed the Availability on such day, (ii) a calculation of the Collateral Tests as of the date the Advance is requested (giving pro forma effect to such Advance), (iii) an updated Schedule of Loan Assets including each Loan Asset that is subject to the requested Advance, (iv) the proposed Funding Date, (v) wire transfer instructions for the Advance and (vi) in the case of a Delayed Funding Loan Asset, (A) a calculation of the Unfunded Exposure Amount with respect thereto and (B) the amount of cash representing the Unfunded Exposure Equity Amount that will be funded by the Borrower into the Unfunded Exposure Account in connection with the Advance, if applicable. A Funding Request shall be irrevocable when delivered.
     (e) On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2 and Article III, each Lender shall make available to the Administrative Agent for deposit to the account of the Borrower or its designee in same day funds, at the account specified in the Funding Request, an amount equal to such Lender’s ratable share of the Advance then being made; provided that, with respect to an Advance relating to the acquisition or funding of a Delayed Funding Loan Asset, the Administrative Agent shall remit the Advance equal to the sum of the Unfunded Exposure Amount related to such Delayed Funding Loan Asset minus the Unfunded Exposure Equity Amount related to such Delayed Funding Loan Asset funded by the Borrower in same day funds to the Unfunded Exposure Account. Each wire transfer of an Advance to the Borrower shall be initiated by the applicable Lender no later than 2:00 p.m. (New York city time) on the applicable Funding Date.
     (f) The Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with clause (g) below, elect (i) as of any Business Day, to convert any Advances (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Advances of the other type or (ii) as of the last day of the applicable Accrual Period, to continue any

LIBOR Rate Advances (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Accrual Period; provided, that any conversion of a LIBOR Rate Advance on a day other than the last day of a Accrual Period shall be subject to Section 2.10. Absent written notice the contrary in accordance herewith, each LIBOR Rate Advance shall continue for successive Accrual Periods.
     (g) The Borrower shall give written or telephonic notice (followed immediately by written confirmation thereof) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Advances, 12:00 p.m. (New York city time) on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Rate Advances, 12:00 p.m. (New York city time) at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Advances to be converted or continued; and (iii) the type of Advances resulting from the proposed conversion or continuation.
     (h) The Administrative Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.
     (i) Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any LIBOR Rate Advance, or to permit the continuation of or any conversion into any LIBOR Rate Advance, if an Event of Default or Default exists.
Section 2.3 Optional Changes in Facility Amount; Prepayments.
     (a) The Borrower shall be entitled at its option, at any time an Event of Default does not exist, to reduce the Facility Amount in whole or in part; provided that the Borrower shall give prior written notice of such reduction to the Administrative Agent and the Custodian as provided in paragraph (b) of this Section 2.3 and that any partial reduction of the Facility Amount shall be in an amount equal to $5,000,000 with integral multiples of $1,000,000 above such amount. Unless otherwise agreed by the Lenders, the Commitment of each Lender shall be reduced ratably in proportion to such reduction in the Facility Amount. Any request for a reduction or termination pursuant to this Section 2.3 shall be irrevocable. The Borrower shall pay the Prepayment Fee in connection with such reduction or termination prior to the second anniversary of the Closing Date.
     (b) The Borrower may, on not more than three (3) occasions during the period commencing on the Closing Date and ending on the two-year anniversary of the Closing Date and upon not less than two (2) Business Days prior written notice to the Administrative Agent and the Custodian and, if a Default or Event of Default exists, with the Administrative Agent’s consent, request an increase the Facility Amount by an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, provided, that the Facility Amount, as so increased, shall not exceed $100,000,000. The right of the Borrower to request such increase is subject to the condition that no change in Applicable Law shall have occurred, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which enjoins, prohibits or restrains (or with respect to any litigation seeks to enjoin, prohibit or restrain), the making or repayment of the Advances, the granting or perfection of liens in the Collateral, or the consummation of any of the other transactions hereunder. The Borrower’s written request to increase the Facility Amount shall constitute its representation and warranty as to the matters set forth in the preceding sentence. In connection with the effectiveness of any such increase in the Facility Amount, the Borrower shall pay to the Administrative Agent such arrangement fees as shall be mutually agreed upon by the Borrower and the Administrative Agent. In connection with any such increase, (a) the Commitment of one or more Lenders that have agreed to such increase (in their sole discretion) shall be increased and/or (b) one or more additional Persons may become a Lender hereunder (each, an “Additional Lender”) with a Commitment in an amount agreed to by any such Additional Lender. Each Additional Lender shall execute and deliver to the Administrative Agent a joinder agreement to this Agreement evidencing its agreement to be bound hereunder as a Lender. The Borrower shall deliver or cause to be delivered to the Administrative Agent any legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing the incurrence of additional borrowings pursuant to such increased Commitments) reasonably requested by the Administrative Agent in connection with any such increase. No Lender shall be obligated to increase its Commitment hereunder without the written consent of such Lender, which may be granted or withheld in its sole discretion.
     (c) From time to time on any Payment Date during the Revolving Period, the Borrower may prepay any portion or all of the Advances Outstanding in accordance with Section 2.7 (from amounts on deposit in the Collection Account or otherwise available to the Borrower) by delivering to the Administrative Agent and the Custodian a Borrower Notice at least two (2) Business Day prior to the date of such repayment; provided, that no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such prepayment of the Advances Outstanding, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination. If any Borrower Notice relating to any prepayment is given, the amount specified in such Borrower Notice shall be due and payable on the date specified therein, together with accrued Interest to the payment date on the amount prepaid and any Breakage Costs (including Hedge Breakage Costs) related thereto. Without limiting the Borrower’s obligation to pay Breakage Costs, such prepayment shall be without payment of any Prepayment Fee (except as required by Section 2.3(a)) or other premium or penalty. Except in the case of a prepayment of Advances required by Section 2.7, any partial prepayment by the Borrower of Advances hereunder shall be in a minimum amount of $1,000,000 with integral multiples of $250,000 above such amount. Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. A Borrower Notice relating to any such prepayment shall be irrevocable when delivered.
Section 2.4 Principal Repayments.
     (a) The Advances Outstanding shall be due and payable in accordance with Section 2.7 on the Maturity Date.
     (b) All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.
     (c) In the event of (i) a breach of any representation or warranty (other than as set forth in clause (ii) below) set forth in Section 4.1(y) with respect to any Eligible Loan Asset or (ii) a breach of any representation or warranty set forth in Section 4.1(y) with respect to any Eligible Loan Asset due to the failure of a trade for a security or loan listed on a Funding Request to settle on the date expected (each such Loan Asset listed in clause (i) or clause (ii), an “Ineligible Loan Asset”), no later than (x) in the case of an Ineligible Loan Asset arising under clause (i) above, 5 Business Days and (y) in the case of an Ineligible Loan Asset arising under clause (ii) above, 1 Business Day after the earlier of (A) knowledge of such breach on the part of the Borrower and (B) receipt by the Borrower of written notice thereof given by the Administrative Agent, the Borrower shall (1) repay Advances Outstanding in an amount sufficient to cause the Collateral Tests to be met following such repayment or, if less, in the amount by which the calculation of Aggregate Borrowing Base Value at the time of such breach is overstated by reason of such breach, or (2) substitute for such Ineligible Loan Asset a Substitute Loan Asset in a quantity sufficient to cause the Collateral Tests to be met following such substitution, or if less, in a quantity having a Borrowing Base Value at least equal to the amount by which the calculation of Aggregate Borrowing Base Value at the time of such breach is overstated by reason of such breach; provided, however, that no such repayment or substitution shall be required to be made with respect to such Ineligible Loan Asset (and such Loan Asset shall cease to be an Ineligible Loan Asset) if, on or before the expiration of such 5-Business Day or 1-Business Day period, the representations and warranties in Section 4.1(y) with respect to such Ineligible Loan Asset shall be made true and correct in all material respects with respect to such Ineligible Loan Asset as made on such day.
     (d) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or pledge of Substitute Loan Assets pursuant to Section 2.4(c), the Borrower (or the Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Custodian), notice of such repayment or pledge and a duly completed Borrower Notice, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be pledged and added to the updated Schedule of Loan Assets. Any notice pertaining to any repayment or any pledge pursuant to this Section 2.4 shall be irrevocable.
Section 2.5 The Notes.
     (a) Upon the request of any Lender, the Advances made by such Lender hereunder shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit B hereto (collectively, the “Notes”). The Notes shall be dated the Closing Date and shall be in a maximum principal amount equal to the applicable Lender’s Commitment, and shall otherwise be duly completed.
     (b) Each Lender is hereby authorized to enter on a schedule attached to its Notes the following notations (which may be computer generated) with respect to each Advance made by such Lender: (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of a Lender to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.
Section 2.6 Interest Payments.
     (a) Interest shall accrue on each Advance during each Accrual Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date of such Advance until but excluding the date that such Advance shall be paid in full. Interest shall accrue during each Accrual Period and be payable on the Advances Outstanding on each Payment Date, unless earlier paid pursuant to (i) a prepayment in accordance with Section 2.3(c) or (ii) a repayment in accordance with Section 2.4(b).
     (b) Each Lender shall determine its estimate of the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid to such Lender on each Payment Date for the related Accrual Period and shall advise the Administrative Agent and the Manager, on behalf of the Borrower and the Custodian, thereof three (3) Business Days prior to each Payment Date. In the event that any Lender’s estimate of the Interest payable for a related Accrual Period is different from the actual amount of Interest for such Accrual Period, the Lender shall increase or decrease its estimate of Interest for the next succeeding Accrual Period by the amount of such difference, plus interest thereon at such rate.
     (c) If any Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all affected Advances in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances in respect of which Interest accrues at the Base Rate.
     (d) Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Closing Date at the Maximum Lawful Rate.
     (e) The Borrower shall pay the fees specified hereunder and in the other Transaction Documents in accordance with Section 2.7.
Section 2.7 Settlement Procedures.
     On each Payment Date, the Manager on behalf of the Borrower shall (and if the Manager fails to do so the Administrative Agent may) direct the Custodian in writing to transfer Collections held by the Account Bank in the Collection Account which were received in the immediately prior Settlement Period (and, to the extent set forth in clauses (b) and (c) below, amounts on deposit in the Reserve Account), in accordance with the Monthly Report, to the following Persons in the following amounts and priority:
     (a) During the Revolving Period, and, in each case unless otherwise specified below, applying Interest Collections (and, solely to the extent of any shortfall in clause (v) below, any amounts on deposit in the Reserve Account), first, and then Principal Collections:
     (i) pro rata, to each Hedge Counterparty, any amounts, excluding any Hedge Breakage Costs and any payments due in respect of the termination of any Hedge Transactions, owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (ii) to the Custodian in an amount equal to any accrued and unpaid currently due Custodian Fee, all unpaid Custodian Fees due from a prior Payment Date and all unpaid Custodian Expenses, for the payment thereof; provided, that amounts payable as Custodian Expenses pursuant to this clause (ii) shall not exceed $5,000 for any Payment Date;
     (iii) to the Borrower, in an amount equal to any accrued and unpaid Operating Expenses; provided, that amounts payable pursuant to this clause (iii) shall not exceed (x) $350,000 for any Payment Date or (y) $2,500,000 for the immediately preceding period of twelve consecutive Payment Dates (each such limitation in the foregoing clauses (x) and (y) to be increased, if at all, on the first Payment Date to occur after each one-year anniversary of the Closing Date by an amount equal to the lesser of (i) 5% and (ii) the percentage increase in the fair market value of all assets of the Borrower, in each case on an annually compounding basis as reported to the Administrative Agent prior to such Payment Date); provided that if a Manager Event has occurred and is continuing, no such amounts shall be payable under this clause (iii) unless consented to by the Administrative Agent;
     (iv) so long as no Manager Event has occurred and is continuing, to the Manager, the accrued and unpaid Management Fee;
     (v) pro rata, (i) to the Administrative Agent in payment of the Administrative Agent Fee and (ii) to each Lender in an amount equal to any accrued and unpaid Interest, Commitment Fee and Breakage Costs, for the payment thereof;
     (vi) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Exposure Amount;
     (vii) first, to the extent of available Principal Collections and second, to the extent of available Interest Collections, pro rata to each Lender, (A) if no Event of Default has occurred and is continuing, an amount, if necessary, in repayment of sufficient Advances Outstanding to cause the Borrowing Base Test and the Coverage Tests to be satisfied and (B) if an Event of Default has occurred and is continuing, in an amount necessary to reduce the Advances Outstanding to zero;
     (viii) to pay the Advances Outstanding (to the extent not previously paid), together with any applicable Prepayment Fee, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.3(a);
     (ix) to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;
     (x) to the Administrative Agent for the account of the applicable Affected Party, to be paid pro rata to such Affected Party in accordance with the amount owed to such Person under this clause (x), in an amount equal to any unpaid Increased Costs, Taxes payable under Section 2.12 and any Other Costs, for the payment thereof;
     (xi) to the Administrative Agent, the Lenders, the Affected Parties and the Indemnified Parties (other than the Manager, if the Manager is an Affiliate of the Borrower), pro rata in accordance with the amount owed to such Person under this clause (xi), all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;
     (xii) pro rata to each Hedge Counterparty, any Hedge Breakage Costs due under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (xiii) to the Manager (if an Affiliate of the Borrower), (x) all Indemnified Amounts and (y) reimbursement of all expenses payable to it pursuant to Section 7.7 and any other amounts then due to it under this Agreement, for the payment thereof; and
     (xiv) all other remaining amounts shall be distributed to the Borrower.

     (b) Following the end of the Revolving Period, to the extent of available Interest Collections and, solely to the extent of any shortfall in clause (v) below, any amounts on deposit in the Reserve Account:
     (i) pro rata, to each Hedge Counterparty, any amounts, excluding any Hedge Breakage Costs, owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (ii) to the Custodian in an amount equal to any accrued and unpaid currently due Custodian Fee, all unpaid Custodian Fees due from a prior Payment Date and all unpaid Custodian Expenses, for the payment thereof; provided, that amounts payable as Custodian Expenses pursuant to this clause (ii) shall not exceed $5,000 for any Payment Date;
     (iii) to the Borrower, in an amount equal to any accrued and unpaid Operating Expenses; provided, that amounts payable pursuant to this clause (iii) shall not exceed (x) $350,000 for any Payment Date or (y) $2,500,000 for the immediately preceding period of twelve consecutive Payment Dates (each such limitation in the foregoing clauses (x) and (y) to be increased, if at all, on the first Payment Date to occur after each one-year anniversary of the Closing Date by an amount equal to the lesser of (i) 5% and (ii) the percentage increase in the fair market value of all assets of the Borrower, in each case on an annually compounding basis as reported to the Administrative Agent prior to such Payment Date); provided that if a Manager Event has occurred and is continuing, no such amounts shall be payable under this clause (iii) unless consented to by the Administrative Agent;
     (iv) so long as no Manager Event has occurred and is continuing, to the Manager, the accrued and unpaid Management Fee;
     (v) pro rata, (i) to the Administrative Agent in payment of the Administrative Agent Fee and (ii) to each Lender in an amount equal to any accrued and unpaid Interest, Commitment Fee and Breakage Costs, for the payment thereof;
     (vi) pro rata to each Lender, an amount, if necessary, in repayment of sufficient Advances Outstanding (after giving effect to all distributions under clause (c) below) to cause the Borrowing Base Test and the Coverage Tests to be satisfied;
     (vii) to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;
     (viii) to the Administrative Agent, the Lenders, the Affected Parties and the Indemnified Parties (other than the Manager, if the Manager is an Affiliate of the Borrower), pro rata in accordance with the amount owed to such Person under this clause (viii), all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;
     (ix) pro rata to each Hedge Counterparty, any Hedge Breakage Costs due under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (x) to the Manager (if an Affiliate of the Borrower), (x) all Indemnified Amounts and (y) reimbursement of all expenses payable to it pursuant to Section 7.7 and any other amounts then due to it under this Agreement, for the payment thereof; and

     (xi) all remaining amounts shall be distributed to the Borrower; provided, however, that if an Event of Default has occurred and is continuing, all remaining amounts shall be applied as Principal Collections in accordance with clause (c) below.
     (c) Following the end of the Revolving Period, to the extent of available Principal Collections:
     (i) to the parties listed above, any amount remaining unpaid pursuant to clauses (i) through (vii) under clause (b) above, in accordance with the priority set forth thereunder;
     (ii) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Exposure Amount;
     (iii) pro rata to the Lenders, in an amount necessary to reduce the Advances Outstanding to zero, for the payment thereof;
     (iv) to pay any applicable Prepayment Fee, in connection with any partial commitment reduction or termination of this Agreement in accordance with Section 2.3(a);
     (v) pro rata to each Hedge Counterparty, any Hedge Breakage Costs due under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof (to the extent not paid pursuant to Section 2.7(b));
     (vi) to the Administrative Agent, the Lenders, the Affected Parties and the Indemnified Parties (other than the Manager, if the Manager is an Affiliate of the Borrower), pro rata in accordance with the amount owed to such Person under this clause (vi), all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof (to the extent not paid pursuant to Section 2.7(b));
     (vii) to the Manager (if an Affiliate of the Borrower), (x) all Indemnified Amounts and (y) reimbursement of all expenses payable to it pursuant to Section 7.7 and any other amounts then due to it under this Agreement, for the payment thereof (in each case, to the extent not paid pursuant to Section 2.7(b)); and
     (viii) all remaining amounts shall be distributed to the Borrower.
     (d) On the terms and conditions hereinafter set forth, at any time during the Revolving Period, the Manager may, to the extent of any Principal Collections on deposit in the Collection Account, withdraw such funds for the purpose of reinvesting in additional Loan Assets (including, if applicable, satisfying the Borrower’s obligation to deposit the Unfunded Exposure Equity Amount into the Unfunded Exposure Account on the related Purchase Date for any Delayed Funding Loan Asset), provided the following conditions are satisfied:
     (i) all conditions precedent set forth in Sections 3.2 and 3.3 have been satisfied;
     (ii) the Manager provides same day written notice to the Administrative Agent and the Custodian by facsimile or e-mail (to be received no later than 1:00 p.m. (New York time) on such day) of the request to withdraw Principal Collections and the amount thereof;
     (iii) the notice required in clause (ii) above shall be accompanied by a Borrower Notice executed by the Borrower and at least one Responsible Officer of the Manager;

     (iv) the Custodian provides to the Administrative Agent by facsimile or e-mail a statement reflecting the total amount of Principal Collections on deposit on such day (and as of the time noted on such statement) in the Collection Account; or
     (v) upon written confirmation by the Administrative Agent of the satisfaction of the conditions set forth in clauses (i) through (iii) above (which shall be provided by 2:30 p.m. (New York time) on the same date, if satisfied), the Custodian may release funds from the Collection Account to the Manager in an amount not to exceed the lesser of (A) the amount requested by the Manager and (B) the amount of Principal Collections on deposit in the Collection Account on such day.
The Custodian shall provide the statement required under clause (iv) above no later than 4:00 p.m. (New York time) on any Business Day it receives a request to withdraw Principal Collections from the Manager pursuant to clause (ii) above.
     (e) Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Funding Loan Asset; provided that, the amount withdrawn to fund such draw request shall not cause the Borrowing Base Test to fail to be satisfied. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Manager to the Custodian (with a copy to the Administrative Agent) in the form of a Borrower Notice, and the Custodian shall instruct the Account Bank to fund such draw request in accordance with the Loan Asset Documents pertaining to such Delayed Funding Loan Asset. Any amounts on deposit in the Unfunded Exposure Account which exceed the Exposure Amount as of any date of determination shall be deposited into the Collection Account as Principal Collections. The Manager shall (and if the Manager fails to do so, the Administrative Agent may) direct the Custodian in writing to deposit in the Unfunded Exposure Account all Collections received by the Borrower in respect of any principal paid on the Delayed Funding Loan Assets included in the Collateral to the extent necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Exposure Amount for all Delayed Funding Loan Assets.
     (f) For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.
Section 2.8 Collections and Allocations.
     (a) The Borrower or the Manager on behalf of the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received by it as being on account of Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account. The Manager on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.
     (b) Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Manager on behalf of the Borrower that mature no later than the Business Day immediately preceding the next Payment Date; from and after (i) the occurrence of an Event of Default or (ii) the appointment of a Successor Manager, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Business Day. Any earnings (and losses) thereon shall be for the account of the Borrower.
     (c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by the Borrower hereunder shall be made by the Borrower, or the Manager acting on its behalf, directing the Custodian in writing to make such payments. The Custodian shall make such payments to the Secured Parties and any other Persons pursuant to this Agreement based solely on the information set forth in instructions, including the Monthly Report, furnished by the Borrower or the Manager acting on behalf of the Borrower, and shall be entitled to conclusively rely on such information and reports, and on the calculations contained therein when making such payments.
Section 2.9 Payments, Computations, Etc.
     (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Manager on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Administrative Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.0% per annum above the sum of the Base Rate plus the Applicable Margin, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate (other than Base Rate calculations) and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. All computations of interest calculated with reference to the Base Rate hereunder shall be made on the basis of a year of 365/366 days for the actual number of days (including the first but excluding the last day) elapsed.
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
     (c) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes).
Section 2.10 Breakage Costs.
     The Borrower shall pay to the Administrative Agent for the account of the applicable Lender upon the request of any Lender or the Administrative Agent on each Payment Date on which a prepayment is made, such amount or amounts as shall, without duplication, compensate the Lenders for any actual loss, cost or expense (the “Breakage Costs”) incurred by the Lenders (as reasonably determined by the applicable Lender) as a result of any prepayment of an Advance (and interest thereon) arising under this Agreement. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower delivered by the applicable Lender prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.3(c) or within two (2) Business Days following such prepayment in the case where no such notice is delivered (in which case, Breakage Costs shall include interest thereon from the date of such prepayment) and shall be conclusive absent manifest error. No Breakage Costs shall be payable to any Lender to the extent that (i) notice of such prepayment shall have been delivered to such Lender in accordance with the provisions of Section 2.3(c) or (ii) such prepayment is made on a Payment Date.

Section 2.11 Increased Costs; Capital Adequacy; Illegality.
     (a) If after the date hereof, any Lender or any Affiliate thereof (each of which, an “Affected Party”) shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by any governmental authority, the Financial Accounting Standards Board (“FASB”), any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) that subjects any Affected Party to any charge or withholding on or with respect to any Transaction Document or an Affected Party’s obligations under a Transaction Document, or on or with respect to the Advances, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Transaction Document (except for changes in the rate of tax on the overall net income of an Affected Party or taxes excluded by Section 2.12) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Transaction Document or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Transaction Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Transaction Document, or to reduce the amount of any sum received or receivable by an Affected Party under a Transaction Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Lender, Borrower shall pay to the Administrative Agent, for payment to the applicable Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction.
     (b) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.
Section 2.12 Taxes.
     (a) All payments made by the Borrower in respect of any Advance and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall be deemed not to include (i) net income or franchise taxes imposed on a Lender or the Administrative Agent, respectively, with respect to payments required to be made by the Borrower or Manager on behalf of the Borrower under this Agreement, by a taxing jurisdiction in which such Lender or the Administrative Agent is organized, has its applicable lending office, conducts business or is paying taxes as of the Closing Date (as the case may be) (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender, at the time such Foreign Lender becomes a party, attributable to such Foreign Lender’s failure to comply with Section 2.12(d). If a Lender or the

Administrative Agent pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section 2.12(a), the Borrower shall promptly reimburse such Lender or Administrative Agent in full.
     (b) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that such Lender or the Administrative Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender or the Administrative Agent stating or otherwise evidencing that such Lender or the Administrative Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten (10) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
     (c) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent or the Lender, as applicable, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
     (d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof (each such Lender being sometimes referred to as a “Foreign Lender”), such Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to each of the Custodian and the Administrative Agent (i) within fifteen (15) days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereof two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8EC1 or Form W-8BEN or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.12(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.
     (e) Within thirty (30) days of the written request of the Borrower therefor, the Administrative Agent or the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Administrative Agent and the Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined that the delivery of such certificate, form or other document would have a material adverse effect on the Administrative Agent or the Lender and provided further, however, that the Borrower shall reimburse the Administrative Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
     (f) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within ten (10) days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.
     (g) In the event that the Borrower is obligated to make an indemnification payment pursuant to this Section 2.12 and the recipient receives a refund of Taxes with respect to which the Borrower made an indemnification payment, the recipient promptly shall remit the amount of such refund to the Borrower.
     (h) In the event that the Borrower becomes obligated to make an indemnification payment pursuant to this Section 2.12 to any Lender, the Borrower may request that such Lender designate an alternative applicable lending office in order to avoid the need for any such indemnification payment which may thereafter accrue. Such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if such change would not, in the reasonable determination of such Lender, cause such Lender to be in violation of any applicable law, regulation, treaty or guideline, cause such Lender to incur any additional material costs or expenses, or otherwise be materially disadvantageous to such Lender.
     (i) Upon request of the Borrower or the Manager, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Manager two duly completed copies of Internal Revenue Service form W-9 or applicable successor form. If such Lender fails to deliver such forms, then the Borrower or the Manager may withhold from any payment to such Lender an amount equivalent to the applicable backup withholding tax imposed with respect to such payment under the Code.
Section 2.13 Fees.
     (a) Commitment Fee. The Borrower shall pay on each Payment Date in accordance with Section 2.7, pro rata to each Lender (either directly or through the Administrative Agent), a commitment fee (the “Commitment Fee”) payable in arrears for each Settlement Period, equal to the sum of the products for each day during such Settlement Period of (i) one divided by 360, (ii) 0.75% per annum, and (iii) the aggregate Commitments minus the Advances Outstanding on such day. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     (b) Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, on the Closing Date and on certain other dates pursuant to the Fee Letter and as otherwise agreed to from time to time by the Borrower and the Administrative Agent, fees in the amounts agreed to between the Borrower and the Administrative Agent.
Section 2.14 Discretionary Sales of Loan Assets.
     On any Discretionary Sale Settlement Date, the Borrower shall have the right to sell and assign, and cause the release of the Lien by the Administrative Agent over, one or more Loan Assets, in whole but not in part (a “Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein:
     (a) any Discretionary Sale shall be made by the Borrower in a transaction (A) arranged by the Manager in accordance with the customary management practices of prudent institutions which manage financial assets similar to the Loan Assets for their own account or for the account of others, (B) reflecting arm’s-length market terms and (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Loan Asset that is the subject of the Discretionary Sale that are standard and customary in connection with such a sale or for which the Performance Guarantor has agreed to fully indemnify the Borrower). The prior written consent of the Administrative Agent shall be required if such Loan Asset to be sold is for an amount which is less than the product of the Applicable Advance Rate times the Adjusted Borrowing Value of such Loan Asset.
     (b) after giving effect to the Discretionary Sale on the related Discretionary Sale Trade Date and the payment required under Section 2.14(d), (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct as of the Discretionary Sale Trade Date, (B) no Default or Event of Default shall have occurred and be continuing or result therefrom, and (C) the Collateral Tests shall have been satisfied, and the Borrower shall have delivered to the Administrative Agent a Borrower Notice demonstrating compliance with clause (C) above;
     (c) on the Discretionary Sale Trade Date, the Borrower and the Manager shall be deemed to have represented and warranted that the requirements of Section 2.14(b) shall have been satisfied as of the related Discretionary Sale Trade Date after giving effect to the contemplated Discretionary Sale; and
     (d) on the related Discretionary Sale Settlement Date, an amount equal to the proceeds of such Discretionary Sale shall have been deposited into the Collection Account in immediately available funds.
     In connection with any Discretionary Sale, following receipt by the Custodian of the amounts referred to in Section 2.14(d) above (receipt of which shall be confirmed to the Administrative Agent), there shall be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Custodian and the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so released shall be released from any Lien and the Loan Documents (subject to the requirements set forth above in this Section 2.14).
     In connection with any Discretionary Sale, on the related Discretionary Sale Settlement Date, the Administrative Agent and the Custodian, as applicable, on behalf of the Secured Parties shall (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Manager on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower or Manager to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.
ARTICLE III
CONDITIONS OF EFFECTIVENESS AND ADVANCES
Section 3.1 Conditions to Effectiveness and Advances.
     No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Custodian or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied on the Closing Date, in the sole discretion of, or waived in writing by, the Administrative Agent:
     (a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative

Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Closing Date (including the documents listed on Schedule I hereto), each in form and substance reasonably satisfactory to the Administrative Agent;
     (b) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter to be paid as of such date, and shall have reimbursed each Lender and the Administrative Agent for all reasonable fees, costs and expenses related to the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable legal and other document preparation costs incurred by any Lender and/or the Administrative Agent;
     (c) After giving effect to the making of Advances on the Closing Date and the payment of all fees and expenses in connection with this Agreement and the other Transaction Documents and the other transactions to occur on the Closing Date, Availability on the Closing Date shall equal at least $2,900,000; and
     (d) The recapitalization of GSC Investment shall have occurred pursuant to which the Specified Holders shall have made a cash equity investment in GSC Investment in an amount equal to at least $15,000,000.
     The Administrative Agent shall promptly notify the Borrower and each Lender of the satisfaction or waiver of the conditions set forth above.
Section 3.2 Additional Conditions Precedent to All Advances.
     Each Advance shall be subject to the further conditions precedent that:
     (a) On the related Funding Date, the Borrower or the Manager, as the case may be, shall have certified in the related Borrower Notice that:
     (i) The representations and warranties set forth in Sections 4.1, 4.2 and 7.5 are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
     (ii) No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default or a Default.
     (b) The Termination Date shall not have occurred; and
     (c) Before and after giving effect to such borrowing and to the application of proceeds therefrom (i) each of the Collateral Tests shall be satisfied, as calculated on such date and (ii) the sum of Advances Outstanding and the Unfunded Exposure Amount shall not be greater than the Facility Amount.
Section 3.3 Conditions to Acquisitions and Pledges of Collateral.
     In addition to the requirements set forth in Section 2.2 in respect of Advances, each acquisition and pledge of an additional Loan Asset shall be subject to the further conditions precedent that:

     (a) the Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Custodian no later than 5:00 p.m. on the date that is one Business Day prior to the related Purchase Date: (A) a calculation of the Borrowing Base (giving pro forma effect to the pledge of the additional Eligible Loan Asset), (B) a Schedule of Loan Assets and (C) a Borrower Notice containing such additional information as may be reasonably requested by the Administrative Agent;
     (b) the Borrower shall have delivered to the Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Purchase Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Files to be delivered to the Custodian in accordance with Section 5.4.
     (c) each item of Collateral constituting Supplemental Interests, the Borrower shall have taken all actions necessary or advisable in order for the Administrative Agent to have a perfected security interest in such Collateral, including delivery of such Collateral to the Custodian in accordance with Section 5.4.
     Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, in no event shall the Borrower acquire any additional Loan Assets (regardless of whether such Loan Asset shall be eligible for inclusion in the Borrowing Base) unless the Administrative Agent shall have given its prior written consent thereto (which consent may be granted or withheld in its sole and absolute discretion); provided that the Administrative Agent’s consent rights under this sentence shall cease at such time as the Administrative Agent shall have informed the Manager in writing that the Administrative Agent is satisfied with the Manager’s policies, personnel and processes in respect of the structuring, underwriting, origination and monitoring of Loan Assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1 Representations and Warranties of the Borrower.
     The Borrower represents and warrants as of the Closing Date, each Funding Date, each Purchase Date, each Determination Date and each other date on which a Monthly Report or Borrower Notice is delivered hereunder, as follows:
     (a) Organization and Good Standing. The Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted.
     (b) Due Qualification. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Lenders. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have material adverse effect on its ability to perform hereunder.
     (c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Borrower by all necessary action on the part of the Borrower.
     (d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s limited liability company agreement or any material Contractual Obligation of the Borrower.
     (e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate any Applicable Law in a manner that could reasonably be expected to have a Material Adverse Effect.
     (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.
     (g) All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.
     (h) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Borrower to the Administrative Agent, the Custodian or a Lender in connection with this Agreement are true, complete and accurate in all material respects.
     (i) Solvency. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.
     (j) [Reserved].
     (k) Taxes. The Borrower has filed or caused to be filed all Tax returns required to be filed by it. The Borrower has paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed.
     (l) Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (m) No Liens. The Collateral is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein, and the Administrative Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest in the Collateral then existing or thereafter arising, free and clear of any Liens except for Permitted Liens. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Administrative Agent, for the benefit of the Secured Parties, relating to this Agreement or reflecting the transfer of the Closing Date Loan Assets from the Performance Guarantor to the Borrower pursuant to the Purchase Agreement.
     (n) Security Interest.
     (i) The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral have been made;
     (ii) this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
     (iii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(n) ;
     (iv) with respect to Collateral that constitute “security entitlements”: (A) all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC; (B) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and (C) the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Manager and the Administrative Agent in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control (as defined under the Account Control Agreement, as applicable) by the Administrative Agent, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Administrative Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;
     (v) all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

     (vi) with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Account Bank and the Administrative Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Administrative Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account;
     (vii) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;
     (viii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Administrative Agent, on behalf of the Secured Parties;
     (ix) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;
     (x) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interests granted to the Borrower under the Purchase Agreement and the CLO Management Contribution Agreement, or (B) that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;
     (xi) all original executed copies of each underlying promissory note or other records, as applicable, that constitute or evidence each Loan Asset and each other item of Collateral has been, or subject to the delivery requirements contained herein, will be delivered to the Custodian;
     (xii) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Custodian that the Custodian, as the bailee of the Administrative Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Administrative Agent, for the benefit of the Secured Parties;
     (xiii) none of the underlying promissory notes or other Loan Asset Documents, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties;
     (xiv) with respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the

Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and
     (xv) with respect to any Collateral that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.
     (o) Location of Offices. The Borrower’s jurisdiction of organization, principal place of business and chief executive office and the office where the Borrower keeps all the Records is located at the address of the Borrower referred to in Section 12.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.1(m) shall have been satisfied).
     (p) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business, except that the Borrower shall be permitted to change its name to “Saratoga Investment Funding LLC” upon compliance with the provisions of Section 5.1(k).
     (q) Value Given. The Borrower gave reasonably equivalent value to the Performance Guarantor in consideration for the transfer to the Borrower of the applicable Loan Assets under the Purchase Agreement, no such transfer was made for or on account of an antecedent debt owed by the Performance Guarantor to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.
     (r) Accounting. The Borrower accounts for the applicable transfers to it from the Performance Guarantor of interests in the Loan Assets under the Purchase Agreement and interests in the CLO Management Fees under the CLO Management Contribution Agreement as sales or contributions of such Loan Assets or CLO Management Fees, as applicable, in its books, records and financial statements (although the financial statements of the Borrower and Performance Guarantor may be consolidated), in each case consistent with GAAP.
     (s) Separate Entity. The Borrower is, and since its formation has been, operated as an entity with assets and liabilities distinct from those of the Performance Guarantor and any Affiliates thereof (other than the Borrower) and has complied in all material respects with the provisions set forth in Section 5.1(l), and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Performance Guarantor and from each such other Affiliate of the Performance Guarantor.
     (t) Investments. Except for Supplemental Interests or Supplemental Interests that convert into an equity interest in any Person or the CLO Equity, the Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.
     (u) Business. Since its formation, the Borrower has conducted no business other than the purchase and receipt of Loan Assets and Related Property and the other Collateral, the borrowing of funds under this Agreement and the Prior Credit Agreement and such other activities as are incidental to the foregoing.
     (v) ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

     (w) Investment Company Act. The Borrower represents and warrants that the Borrower is exempt and will remain exempt from registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).
     (x) Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
     (y) Eligibility of Loan Assets. (i) The information contained in the Schedule of Loan Assets (in the case of the Closing Date), the information contained in the related Borrower Notice (in the case of a Funding Date or other date on which a Borrower Notice is delivered hereunder) or the information contained in the related Monthly Report (in the case of a Reporting Date), as applicable, with respect to the identity of such Loan Assets and the amounts owing thereunder is true and correct in all material respects as of the applicable date and (ii) each Loan Asset listed thereon or otherwise included in the calculation of the Borrowing Base as an Eligible Loan Asset satisfies the requirements in the definition of “Eligible Loan Asset” as of the applicable date.
     (z) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
     (aa) No Adverse Selection. Neither the Borrower nor any Affiliate of the Borrower has utilized any selection procedures believed to be adverse to the Secured Parties in selecting the Loan Assets included in the Collateral from time to time.
     (bb) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Manager on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Loan Assets. The Borrower has not granted any Person other than the Administrative Agent, on behalf of the Secured Parties, an interest in the Collection Account.
     (cc) No Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 7.6(h) and in accordance with the Management Standards.
Section 4.2 Representations and Warranties of the Performance Guarantor.
     The Performance Guarantor represents and warrants as of the Closing Date as follows:
     (a) Organization and Good Standing. The Performance Guarantor is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted.
     (b) Due Qualification. The Performance Guarantor is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Lenders. The Performance Guarantor is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have material adverse effect on its ability to perform hereunder.
     (c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Performance Guarantor is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Performance Guarantor by all necessary action on the part of the Performance Guarantor.
     (d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Performance Guarantor is a party, the performance by the Performance Guarantor of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Performance Guarantor’s articles of incorporation or bylaws or any material Contractual Obligation of the Performance Guarantor.
     (e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Performance Guarantor is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate any Applicable Law in a manner that could reasonably be expected to have a Material Adverse Effect.
     (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Performance Guarantor, threatened against the Performance Guarantor, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Performance Guarantor is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Performance Guarantor is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.
     (g) All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Performance Guarantor of this Agreement and any Transaction Document to which the Performance Guarantor is a party, have been obtained.
     (h) Agreements Enforceable. This Agreement and each Transaction Document to which the Performance Guarantor is a party constitute the legal, valid and binding obligation of the Performance Guarantor enforceable against the Performance Guarantor in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
ARTICLE V
GENERAL COVENANTS OF THE BORROWER
Section 5.1 Covenants of the Borrower.
     The Borrower hereby covenants that:
     (a) Compliance with Laws. The Borrower will comply with all Applicable Laws with respect to it, its business and properties and all Collateral, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (b) Preservation of Existence. The Borrower will (i) preserve and maintain its existence in good standing and its rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Security Interests. Except as contemplated in this Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral (other than Permitted Liens). The Borrower will promptly notify the Custodian and the Administrative Agent of the existence of any Lien on any Collateral (other than Permitted Liens) once the Borrower obtains knowledge thereof and the Borrower shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under any Collateral, against all claims of third parties; provided, however, that nothing in this Section 5.1(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Collateral.
     (d) Delivery of Collections. The Borrower agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loan Assets that are part of the Collateral.
     (e) Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, loan or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement or, prior to the Closing Date, the Purchase Agreement or the Prior Credit Agreement.
     (f) Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, under any Hedging Agreement required by Section 5.2(a), or the Purchase Agreement, or (ii) liabilities incident to the maintenance of its existence in good standing.
     (g) Guarantees. The Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee,

endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.
     (h) Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for Loan Assets, the CLO Equity and Supplemental Interests, or investments in Permitted Investments in accordance with the terms of this Agreement.
     (i) Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.
     (j) Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interest in the Borrower (collectively, a “Distribution”); provided, however, if the following shall be true, both before and after giving effect to such Distribution (A) the sum of Advances Outstanding plus the Unfunded Exposure Amount shall not exceed the Facility Amount, (B) no Default or Event of Default shall have occurred and be continuing, and (C) the Collateral Tests shall have been satisfied, the Borrower may make Distributions on any Payment Date in accordance with Section 2.7.
     (k) Agreements. The Borrower shall not amend or modify the provisions of its limited liability company agreement or its certificate of formation without the consent of the Administrative Agent (except that the Borrower shall be permitted to amend such documents to change its name to “Saratoga Investment Funding LLC” upon 2 Business Days prior written notice to the Administrative Agent and delivery to the Administrative Agent of copies of all amendments thereto promptly upon the effectiveness of such amendments), or issue any power of attorney except to the Administrative Agent or the Manager.
     (l) Separate Existence. The Borrower shall:
     (i) At all times have at least one member of the board of directors of the Borrower who is an Independent Director; provided that in the event of the death of an Independent Director, a replacement Independent Director acceptable to the Administrative Agent shall be appointed within 30 days of such event.
     (ii) Cause its operating agreement to provide that the directors of the Borrower shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless each Independent Director shall approve the taking of such action in writing prior to the taking of such action.
     (iii) Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Borrower will not be diverted to any other Person or for other than corporate uses of the Borrower.
     (iv) Ensure that, to the extent that it shares the same persons as officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers or employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.
     (v) Ensure that, to the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Borrower contracts or does business with vendors or service providers when the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between Borrower and any of its Affiliates shall be only on an arm’s length basis.
     (vi) Maintain a principal executive and administrative office through which its business is conducted separate from those of its Affiliates (but such offices may be at the same location as those of its Affiliates). To the extent that Borrower and any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
     (vii) Conduct its affairs strictly in accordance with its limited liability company agreement and observe all necessary, appropriate and customary legal formalities, including, but not limited to, holding all regular and special director’s meetings appropriate to authorize all action, keeping separate and accurate records of such meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and transaction accounts.
     (viii) Take or refrain from taking, as applicable, each of the activities specified or assumed in the opinion of Mayer Brown LLP in respect of substantive consolidation matters, upon which the conclusions expressed therein are based.
     (ix) Maintain the effectiveness of, and continue to perform under the Purchase Agreement and the CLO Management Contribution Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Purchase Agreement or the CLO Management Contribution Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Purchase Agreement or the CLO Management Contribution Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent.
     (m) Change of Name or Jurisdiction of Borrower; Records. The Borrower (x) shall not (except as expressly permitted by Section 5.1(k)) change its name or jurisdiction of organization, without at least thirty (30) days’ prior written notice to the Administrative Agent and (y) shall not move, or consent to the Manager or Custodian moving, the Loan Asset Documents without at least thirty (30) days’ prior written notice to the Administrative Agent and (z) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, for the benefit of the Secured Parties (except for Permitted Liens) in all Collateral, and such other actions as the Custodian or the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.
     (n) ERISA Matters. The Borrower will not, if individually or in the aggregate, the following could reasonably be expected to have a Material Adverse Effect (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.
     (o) Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Purchase Agreement (solely in the case of the acquisition of Loan Assets prior to the Closing Date), the CLO Management Contribution Agreement and any Hedging Agreements and (ii) other transactions (including transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (D) not inconsistent with the factual assumptions set forth in the opinion of counsel of Mayer Brown LLP delivered on the Closing Date, as such assumptions may be modified in any subsequent opinion letters delivered to the Administrative Agent pursuant to Section 3.2 or otherwise. It is understood that any compensation arrangement for any officer or employee shall be permitted under clause (ii)(A) through (C) above if such arrangement has been expressly approved by the directors of the Borrower in accordance with the Borrower’s limited liability company agreement.
     (p) Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of Administrative Agent.
     (q) Extension or Amendment of Loan Assets. The Borrower will not extend, amend or otherwise modify, or permit the Manager on its behalf to extend, amend or otherwise modify, the terms of any Loan Asset in a manner inconsistent with the Management Standards, and in any case will not amend or otherwise modify any Delayed Funding Loan Asset or other Eligible Loan Asset to extend the maturity date thereof on any date following the end of the Revolving Period.
     (r) Subordination Events. The Borrower will not engage or permit any Affiliate to engage in any activities relating to any Obligor and/or with respect to any Loan Asset that would subject a Loan Asset to the risk of (i) equitable subordination under Section 510(c) of the Bankruptcy Code, or (ii) recharacterization as an equity security under Section 105(a) of the Bankruptcy Code or otherwise, as a result of the conduct of the Borrower, the Manager, the Performance Guarantor or any of their respective Affiliates (items (i), and (ii) above, each a “Subordination Event”); it being understood and agreed that a restructuring of a Loan Asset, either in or out of court, may result in the Borrower holding equity securities of an Obligor.
     (s) Compliance With Loan Asset Documents. The Borrower will act in conformity with all material terms and conditions of the Loan Asset Documents, including the prompt enforcement of its rights thereunder.
     (t) Investment. The Borrower shall use commercially reasonable efforts to facilitate the acquisition and settlement of Loan Assets, and shall seek to obtain the best prices and execution for all orders placed with respect to the Loan Assets, considering all reasonable circumstances. The Borrower shall select all Eligible Loan Assets which shall be acquired or sold by it in accordance with the criteria set forth herein, and in so doing shall take into consideration, among other things, its payment obligations hereunder on each Payment Date, such that Scheduled Payments on the Loan Assets permit timely performance of such payment obligations.
     (u) Arm’s Length Transaction. The Borrower shall cause any acquisition or sale or other disposition of any Loan Asset to be conducted on an arm’s length basis and in accordance with the terms of this Agreement.
Section 5.2 Hedging Agreement.
     (a) If a Hedge Trigger Period exists, the Borrower shall within 30 days of the occurrence of such Hedge Trigger Period, enter into and maintain one or more Interest Rate Hedge Transactions, which Interest Rate Hedge Transactions shall:
     (i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;
     (ii) have a notional amount and amortization schedule as shall be agreed upon by the Borrower and the Administrative Agent, it being understood that such schedule shall be based on the weighted average life of the applicable Fixed Rate Loan Assets; and
     (iii) shall provide for payments to the Borrower to the extent that the LIBOR Rate shall exceed a rate agreed upon between the Hedge Counterparty and the Borrower (with the consent of the Administrative Agent).
     (b) The Borrower shall, with regard to any Non-USD Loan Asset, enter into a Currency Hedge Transaction, provided that each such Currency Hedge Transaction shall:
     (i) be entered into with a Hedge Counterparty, governed by a Hedging Agreement and approved by the Administrative Agent;
     (ii) have a schedule of periodic quarterly calculation periods which settle on a Payment Date, the first of which commences on the applicable Funding Date associated with such purchase, and the last of which ends on the date of the last Scheduled Payment due to occur under the Non-USD Loan Assets to which it relates;
     (iii) have (A) a notional amount denominated in the Approved Foreign Currency of the related Non-USD Loan Asset (the “Non-USD Notional Amount”), (B) a notional amount denominated in Dollars (the “USD Notional Amount”), (C) a floating payment relating to the index applicable to such Non-USD Loan Asset payable by the Borrower, (D) a floating payment relating to the LIBOR Rate payable by the Hedge Counterparty, and (E) a scheduled termination date equal to the date which the Manager reasonably expects to be the scheduled final payment date of such Non-USD Loan Asset or, at the option of the Manager, the date on which the average life or duration for the Non-USD Loan Asset being hedged expires; and
     (iv) provide that (A)(x) the Borrower shall pay to the Hedge Counterparty, in the Approved Foreign Currency in which the related Non-USD Loan Asset is denominated, a floating rate coupon on the Non-USD Notional Amount of such Currency Hedge Transaction and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a floating rate coupon on the USD Notional Amount of such Currency Hedge Transaction; (B)(x) the Borrower shall pay to the Hedge Counterparty, in the Permitted Currency in which the related Non-USD Loan Asset is denominated, a specified portion of the Non-USD Notional Amount as a final principal exchange amount and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a specified portion of the USD Notional Amount as a final principal exchange amount; and
     (v) have a Non-USD Notional Amount equal to Outstanding Principal Balance of the Non-USD Loan Asset being hedged;
     (c) As additional security hereunder, the Borrower hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, all right, title and interest of the Borrower in, but none of the obligations of the Borrower under, any and all Hedging Agreements, any and all Hedge Transactions, and any and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with its respective Hedging Agreement and Hedge Transaction(s) (collectively, the “Hedge Collateral”), and grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in the Hedge Collateral. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Custodian, the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.
Section 5.3 Accounts.
     (a) Establishment of the Collection Account. The Borrower or the Manager on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but subject to the Lien of the Administrative Agent on behalf of the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States, which shall initially be U.S. Bank, or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account, which may be a securities account or a deposit account (the “Collection Account”) for the purpose of receiving Collections from the Collateral; provided, however, that such depository institution or trust company shall be a depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation of which has either (1) a long- term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short- term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”) which Qualified Institution has agreed with the Borrower, the Manager and the Administrative Agent to comply with any and all written orders, notices, requests and other instructions originated by the Administrative Agent directing disposition of the funds in the Collection Account and any and all entitlement orders originated by the Administrative Agent with respect to financial assets credited to the Collection Account, without any further consent from the Borrower or the Manager. In order to provide the Administrative Agent with control over the Collection Account within the meaning of Section 9-104(a) or Section 9-106(c) of the UCC and any other Applicable Law, the Borrower and the Manager hereby agree that the Administrative Agent may at any time provide U.S. Bank or any successor Person that maintains the Collection Account with written instructions as to the disposition of funds in the Collection Account, entitlement orders with respect to financial assets in the Collection Account or written instructions as to any other matters relating to the Collection Account without any further consent from the Borrower or the Manager; provided, further, that if such depository institution at any time fails to be a Qualified Institution, the Borrower, or the Manager on behalf of the Borrower, shall cause the Controlled Accounts to be established with an office or branch of another depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) meeting the requirements of a Qualified Institution within 30 days of the Borrower’s or the Manager’s acquiring knowledge of such failure.
     (b) U.S. Bank, to the extent and for so long as the Collection Account is maintained with it, agrees with the Borrower, the Manager and the Administrative Agent to comply with any and all written orders, entitlement orders, notices, requests and other instructions originated by the Administrative Agent directing disposition of the funds or financial assets in the Collection Account without any further consent from the Borrower or the Manager. Subject in every respect to the foregoing, U.S. Bank and any successor Person that maintains the Collection Account shall only comply with such written orders, notices, requests, entitlement orders and other instructions originated by the Borrower or the Manager as the Borrower or the Manager shall expressly deliver and cause U.S. Bank to effectuate pursuant to the terms of the Transaction Documents, it being understood and acknowledged that neither the Borrower nor the Manager shall give any written orders, notices, requests, entitlement orders or instructions not authorized or permitted by the Transaction Documents. None of the Administrative Agent nor any other Secured Party shall issue a Notice of Exclusive Control (as defined in the Account Control Agreement), or any entitlement orders or other written instructions to U.S. Bank (or any successor Person that then maintains the Collection Account) unless an Event of Default has occurred and is continuing; provided that none of the Performance Guarantor, the Manager or the Borrower shall have any right of withdrawal over the Collection Account (including any subaccounts thereof) except in accordance with Sections 2.3 and 2.7.
     (c) Adjustments. If (i) the Manager makes a deposit into the Collection Account in respect of a Collection of a Loan Asset in the Collateral and such Collection was received by the Manager in the form of a check that is not honored for any reason or (ii) the Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
     (d) Establishment of Reserve Account. The Borrower or the Manager on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Administrative Agent or the benefit of the Secured Parties with an office or branch of a Qualified Institution, which shall initially be U.S. Bank, a segregated corporate trust account, which may be a securities account or a deposit account (the “Reserve Account”); provided that at all times such depository institution or trust company shall be a Qualified Institution. On any Business Day preceding a Payment Date, if the amounts on deposit in the Collection Amount are insufficient to make the payments required by Section 2.7(a)(v) or 2.7(b)(v) as applicable, the Manager or the Administrative Agent, as applicable, shall transfer from the Reserve Account to the Collection Account the lesser of (i) the additional amount necessary to make such payments or (ii) the amount on deposit in the Reserve Account. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and shall, at the direction of the Required Lenders, direct the Account Bank or the Manager, as applicable, to withdraw all remaining amounts on deposit in the Reserve Account and apply them as Principal Collections in accordance with Section 2.7(c) hereof.
     (e) Establishment of Unfunded Exposure Account. The Borrower or the Manager on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Administrative Agent for the benefit of the Secured Parties with an office or branch of a Qualified Institution, which shall initially be U.S. Bank, a segregated corporate trust account, which may be a securities account or a deposit account (the “Unfunded Exposure Account”); provided that at all times such depository institution or trust company shall be a Qualified Institution.

Amounts on deposit in the Unfunded Exposure Account may be withdrawn to fund Unfunded Exposure Amounts in accordance with Section 2.7(e).
Section 5.4 Delivery of Loan Asset Files.
     (a) The Borrower, or the Manager on its behalf, shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Loan Asset being transferred and set forth on a Schedule of Loan Assets, including all Underlying Notes (other than in the case of Noteless Loan Assets), and all portions of the Loan Asset Files to the Custodian on behalf of the Secured Parties within five Business Days of the applicable Funding Date, in each case endorsed in blank or to the Administrative Agent, without recourse. Pursuant to Section 7.13, the Borrower is required to deliver such instruments and Loan Asset Files to the Custodian for the benefit of the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Manager to deliver possession of all such instruments and Loan Asset Files to the Custodian on behalf of the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 5.4(a). The Manager shall also identify on the Schedule of Loan Assets (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Loan Assets being transferred that are not evidenced by such instruments.
     (b) The Borrower, or the Manager on its behalf, shall deliver possession of all certificated “investment property” (within the meaning of Article 9 of the UCC) that evidences any CLO Equity or Supplemental Interests being transferred and set forth on a Schedule of Loan Assets to the Custodian on behalf of the Secured Parties within five Business Days of the date on which such items of Collateral are acquired, in each case endorsed in blank or to the Administrative Agent, without recourse. Pursuant to Section 7.15, the Borrower is required to deliver such instruments to the Custodian for the benefit of the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Manager to deliver possession of all such instruments to the Custodian on behalf of the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 5.4(b). The Manager shall also identify on the Schedule of Loan Assets (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all such items of Collateral being transferred that are not issued in certificated form.
     (c) Prior to the occurrence of an Event of Default, the Custodian shall not record the Assignments of Mortgage delivered pursuant to Section 5.4(a) and the definition of Loan Asset Documents. Upon the occurrence of an Event of Default, the Custodian shall, if so directed in writing by the Administrative Agent, cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Loan Assets being transferred. Each such recording shall be at the expense of the Borrower; provided, that to the extent the Borrower does not pay such expenses, the Custodian shall be reimbursed pursuant to the provisions of Section 2.7.
ARTICLE VI
SECURITY INTEREST
Section 6.1 Security Interest.
     As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Facility Obligations, the Borrower hereby assigns, pledges and grants to the Administrative Agent, for the benefit of the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under (but none of its obligations under) the Collateral, whether now existing or owned or hereafter arising or acquired by the Borrower, and wherever located. The assignment under this Section 6.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Custodian or any of the Secured Parties of any obligation or duty of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Loan Assets to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Custodian or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower hereby authorizes the Administrative Agent to file an “all assets” financing statement against it which covers all of its personal property.
Section 6.2 Remedies.
     The Administrative Agent, for the benefit of the Secured Parties, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may (i) deliver a notice of exclusive control to the Account Bank; (ii) instruct the Custodian in writing to deliver any or all of the Collateral to the Administrative Agent or its designees and otherwise give all instructions and entitlement orders to the Account Bank and the Custodian regarding the Collateral; (iii) require that the Borrower or the Custodian immediately take action to liquidate the Collateral to pay amounts due and payable in respect of the Facility Obligations; (iv) sell or direct the Custodian in writing to sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (v) take control of the Proceeds of any such Collateral; (vi) exercise or direct the Custodian in writing to exercise any consensual or voting rights in respect of the Collateral; (vii) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral or direct the Custodian in writing to do so; (viii) enforce the Borrower’s rights and remedies with respect to the Collateral; (ix) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (x) remove from the Borrower’s, the Manager’s, the Custodian’s and their respective agents’ place of business copies of all books, records and documents relating to the Collateral and, in the case of the Loan Asset Documents themselves, the originals of any such Loan Asset Documents not held by the Custodian on behalf of the Administrative Agent; and/or (xi) endorse or direct the Custodian in writing to endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.
     For purposes of taking the actions described in subsections (i) through (xi) of this Section 6.2 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Facility Obligations remain unpaid), with power of substitution, in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent, but at the cost and expense of the Borrower and without notice to the Borrower; provided that the Administrative Agent hereby agrees to exercise such power only so long as an Event of Default shall be continuing.
Section 6.3 Release of Liens.
     (a) At the same time as any Loan Asset that is part of the Collateral matures or expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Administrative Agent and the Custodian, on behalf of the Secured Parties, shall be deemed to have automatically released its interest in such Loan Asset without any further action on its part. In connection with any such release on or after the occurrence of the above, the Administrative Agent or the Custodian (as directed in writing), on behalf of the Secured Parties, will execute and deliver to the Borrower or the Manager on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Manager on behalf of the Borrower may reasonably request in order to effect the release of such Loan Asset; provided, that, neither the Administrative Agent nor the Custodian, on behalf of the Secured Parties, shall be required to make any representation or warranty, express or implied, with respect to any such Loan Asset in connection with such sale or transfer and assignment.
     (b) Upon any request for a release of certain Loan Assets in connection with a proposed Discretionary Sale, if, upon application of the proceeds of such transaction in accordance with Section 2.7, the conditions set forth in Sections 2.14(a) and (b) are satisfied, the Administrative Agent, on behalf of the Secured Parties will, to the extent requested by the Borrower or the Manager on behalf of the Borrower, release its interest in such Loan Asset. In connection with any such release on or after the occurrence of the above, the Administrative Agent or the Custodian (as directed in writing), on behalf of the Secured Parties, will execute and deliver to the Borrower or the Manager on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Manager on behalf of the Borrower may reasonably request in order to effect the release of such Loan Asset; provided, that, neither the Administrative Agent nor the Custodian, on behalf of the Secured Parties, shall be required to make any representation or warranty, express or implied, with respect to any such Loan Asset in connection with such sale or transfer and assignment.
     (c) Upon receipt by the Custodian of the Proceeds of a repurchase of an Ineligible Collateral Debt Obligation (as such term is defined in the Purchase Agreement) by the Performance Guarantor pursuant to the terms of Section 6.1 of the Purchase Agreement, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have automatically released its interest in such Ineligible Loan Asset without any further action on its part. In connection with any such release on or after the occurrence of such repurchase, the Administrative Agent or the Custodian (as directed in writing), on behalf of the Secured Parties, will execute and deliver to the Borrower or the Manager on behalf of the Borrower any releases and instruments as the Borrower or the Manager on behalf of the Borrower may reasonably request in order to effect the release of such Ineligible Loan Asset.
Section 6.4 Assignment of the Purchase Agreement and CLO Management Contribution Agreement.
     The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement and the CLO Management Contribution Agreement. The Borrower confirms that following an Event of Default the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement and the CLO Management Contribution Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Custodian, the Secured Parties or any of their respective Affiliates to perform any of the obligations of the Borrower under the Purchase Agreement and the CLO Management Contribution Agreement. The Borrower further confirms and agrees that such assignment to the Administrative agent shall terminate upon the Collection Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Performance Guarantor pursuant to the Purchase Agreement and the CLO Management Contribution Agreement, which rights and remedies survive the

Termination of the Purchase Agreement and the CLO Management Contribution Agreement, as applicable, shall be continuing and shall survive any termination of such assignment.
ARTICLE VII
ADMINISTRATION, SERVICING AND MANAGEMENT OF LOAN ASSETS
Section 7.1 Appointment of the Manager.
     The Borrower hereby appoints the Manager to service the Loan Assets and enforce its respective rights and interests in and under each Loan Asset in accordance with the terms and conditions of this Article VII. The Manager hereby agrees to perform the duties and obligations with respect thereto set forth herein; provided that, notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Manager shall not be permitted to exercise any rights with respect to any Loan Asset or other Collateral (including the granting of any consents or modifications with respect thereto) without the prior written consent of the Administrative Agent.
Section 7.2 Duties and Responsibilities of the Manager.
     (a) The Manager shall conduct the servicing, administration and collection of the Loan Assets and shall take, or cause to be taken, all such actions as may be necessary or advisable to manage, service, administer and collect Loan Assets from time to time on behalf of the Borrower and as the Borrower’s agent.
     (b) The duties of the Manager, as the Borrower’s agent, shall include, without limitation (in each case subject to and in accordance with the provisions of this Agreement):
     (i) supervising the Loan Assets and the other Collateral, including communicating with Obligors, providing consents and waivers, enforcing and collecting on the Loan Assets and other Collateral and otherwise managing the Collateral on behalf of the Borrower;
     (ii) maintaining all necessary Loan Asset Records with respect to the Loan Assets and providing such reports to the Borrower and the Administrative Agent in respect of the management of the Loan Assets (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower or the Administrative Agent may reasonably request;
     (iii) maintaining and implementing administrative and operating procedures (including an ability to recreate Loan Asset Records evidencing the Loan Assets in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Loan Assets (including records adequate to permit the identification of each new Loan Asset and all Collections of and adjustments to each existing Loan Asset); provided, however, that any Successor Manager shall only be required to recreate the Loan Asset Records of each prior Manager to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Manager;
     (iv) promptly delivering to the Borrower, the Custodian or the Administrative Agent, from time to time, such information and Loan Asset Records (including information relating to its performance under this Agreement) as the Borrower, the Custodian or the Administrative Agent from time to time reasonably request;

     (v) identifying each Loan Asset clearly and unambiguously in its Loan Asset Records to reflect that such Loan Asset is owned by the Borrower and pledged to the Custodian for the benefit of the Secured Parties;
     (vi) complying in all material respects with the Management Standards and the Investment Guidelines in regard to each Loan Asset;
     (vii) complying with all Applicable Laws with respect to it, its business and properties and all Collateral, except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
     (viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a limited liability company in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign limited liability company and qualifying to and remaining authorized and licensed to perform obligations as Manager (including enforcement of collection of Loan Assets on behalf of the Borrower, Lenders, each Hedge Counterparty and the Custodian) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, Lenders, each Hedge Counterparty and the Custodian in the Loan Assets, (B) the collectibility of any Loan Asset, or (C) the ability of the Manager to perform its obligations hereunder; and
     (ix) notifying the Borrower and the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that (A) is or is threatened to be asserted by an Obligor with respect to any Loan Asset; or (B) is reasonably expected to have a Material Adverse Effect;
     (x) directing the Custodian to make payments pursuant to the terms of the Monthly Report in accordance with Section 2.7;
     (xi) directing the sale or substitution of Loan Assets in accordance with Sections 2.4 and 2.14;
     (xii) providing administrative assistance to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;
     (xiii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account;
     (xiv) delivering the Loan Asset Files and the Schedule of Loan Assets to the Custodian;
     (xv) exercising any other rights or remedies with respect to such Loan Assets as provided in the related Loan Asset Documents, including any exercise of creditor rights or sitting on any creditors’ committee, or taking any other action consistent with the terms of this Agreement which it believes to be in the best interests of the Borrower and the Lenders; and
     (xvi) complying with such other duties and responsibilities as may be required of the Manager by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Manager acts as lead agent with respect to any Loan Asset, the Manager shall perform its management and servicing duties hereunder only to the extent a lender under the related Loan Asset Documents has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Manager of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Asset Documents; provided that the Manager shall (a) provide prompt written notice to the Administrative Agent upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Asset Documents which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Loan Asset Documents.
     (c) The Borrower and Manager hereby acknowledge that the Secured Parties, the Administrative Agent and the Custodian shall not have any obligation or liability with respect to any Loan Assets, nor shall any of them be obligated to perform any of the obligations of the Manager hereunder.
Section 7.3 Authorization of the Manager.
     (a) Each of the Borrower, each Lender, the Administrative Agent, the Custodian and each Hedge Counterparty hereby authorizes the Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Administrative Agent, on behalf of the Secured Parties, to collect all amounts due under any and all Loan Assets, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loan Assets and, after the delinquency of any Loan Asset and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Borrower could do. The Borrower shall furnish the Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Manager to the fullest extent in order to ensure the collectibility of the Loan Assets. In no event shall the Manager be entitled to make the Borrower, any Lender, any Hedge Counterparty, the Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without such Person’s and the Administrative Agent’s consent.
     (b) After an Event of Default has occurred and is continuing, at the Administrative Agent’s direction, the Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Loan Assets; provided, however, that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Loan Assets of the assignment of such Loan Assets to the Administrative Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any manager, servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Loan Assets and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall give written notice to any Successor Manager of the Administrative Agent’s actions or directions pursuant to this Section 7.3(b).

Section 7.4 Collection of Payments.
     (a) Collection Efforts, Modification of Loan Assets. The Manager will make reasonable efforts to collect all payments called for under the terms and provisions of the Loan Assets as and when the same become due, and will follow its Management Standards. The Manager will use reasonable efforts to maximize collections with respect to a Defaulted Loan Asset. The Manager may not waive, modify or otherwise vary any provision of a Loan Asset, except as may be done in accordance with the Management Standards and, in the case of a waiver or modification which constitutes a Material Modification, except with the prior written consent of the Administrative Agent.
     (b) Remedies under Loan Asset Documents. The Manager may, and shall (to the extent it is permitted to do so under the related Loan Asset Documents), at the direction of the Administrative Agent following an Event of Default, vote the Borrower’s interests under the applicable Loan Asset Documents in respect of any rights and remedies, including voting to accelerate the maturity of all or any Scheduled Payments under any Loan Asset under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan Asset becomes a Defaulted Loan Asset or such earlier or later time as is consistent with the Management Standards.
Section 7.5 Representations and Warranties of the Manager.
     The Manager, and any Successor Manager (mutatis mutandis), hereby represents and warrants as follows:
     (a) Organization and Good Standing. The Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.
     (b) Due Qualification. The Manager is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect. The Manager is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval.
     (c) Power and Authority. The Manager has the power and authority to execute and deliver this Agreement and to carry out its terms. The Manager has duly authorized the execution, delivery and performance of this Agreement by all requisite action.
     (d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Manager (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the certificate of formation or operating agreement of the Manager, or any Contractual Obligation to which the Manager is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement), or (iii) violate any Applicable Law in a manner that could reasonably be expected to have a Material Adverse Effect.

     (e) No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Manager or any of its properties is required to be obtained by or with respect to the Manager in order for the Manager to enter into this Agreement or perform its obligations hereunder.
     (f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).
     (g) No Proceeding. There are no proceedings or investigations pending or threatened against the Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
     (h) Reports Accurate. If prepared by the Borrower, or the Manager on its behalf, or to the extent that the information contained therein is supplied by the Manager, all Manager’s Certificates, Monthly Reports, information, exhibits, financial statements, documents, books, records or other reports furnished or to be furnished by the Manager to the Custodian, the Administrative Agent or a Lender in connection with this Agreement are and will be accurate, true and correct in all material respects.
     (i) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from the inclusion of any Loan Asset in the Collateral or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Default or Event of Default.
     (j) No Adverse Selection. The Manager has not utilized any selection procedures believed to be adverse to the Secured Parties in exercising its powers to acquire and dispose of the Loan Assets from time to time pursuant to Section 7.2.
Section 7.6 Covenants of the Manager.
     The Manager hereby covenants that:
     (a) Compliance with Law. The Manager will comply with all Applicable Laws with respect to it, its business and properties and all Collateral, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (b) Preservation of Existence. The Manager will (i) preserve and maintain its limited liability company existence in good standing and rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to maintain such qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Obligations with Respect to Loan Assets. The Manager will take any actions, consistent with its Management Standards, which are required to ensure the Borrower shall duly fulfill and comply with all material obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan Asset and will do nothing to impair the rights of the Borrower or the Administrative Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral.

     (d) Preservation of Security Interest. The Manager on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Administrative Agent, for the benefit of the Secured Parties in, to and under the Collateral.
     (e) Change of Name or Jurisdiction; Records. The Manager shall not move, or consent to the Custodian moving, the Loan Asset Documents relating to the Loan Assets without thirty (30) days’ prior written notice to the Borrower, the Custodian and the Administrative Agent and, in either case, will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, on all collateral, and such other actions as the Custodian or the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.
     (f) Management Standards; Investment Guidelines. The Manager will comply in all material respects with the Management Standards in regard to each Loan Asset. The Manager will not modify or waive compliance with the Investment Guidelines without the prior written consent of the Administrative Agent.
     (g) Events of Default. The Manager will furnish to the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default or Default, a written statement setting forth the details of such event and the action that the Manager proposes to take with respect thereto.
     (h) Extension or Amendment of Loan Assets. The Manager will not, except as otherwise permitted hereunder, agree, on behalf of the Borrower, to extend, amend or otherwise modify the terms of any Loan Asset in a manner inconsistent with the Management Standards, and in any case will not amend or otherwise modify any Eligible Loan Asset to extend the maturity date thereof on any date following the end of the Revolving Period.
     (i) Other. The Manager will furnish to the Borrower, the Custodian and the Administrative Agent such other information, documents records or reports respecting the Loan Assets or the condition or operations, financial or otherwise, of the Manager that are in the Manager’s possession, as the Borrower, the Custodian or the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, the Custodian, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.
     (j) Subordination Events. The Manager will not engage in any activities relating to any Obligor and/or with respect to any Loan Asset that would subject a Loan Asset to the risk of a Subordination Event.
     (k) Compliance With Loan Asset Documents. The Manager will, on behalf of the Borrower, act and cause the Borrower to act in conformity with all material terms and conditions of the Loan Asset Documents, including the prompt enforcement of the Borrower’s rights thereunder.
     (l) Investment. The Manager shall use commercially reasonable efforts to facilitate the acquisition and settlement of Loan Assets, and shall seek to obtain the best prices and execution for all orders placed with respect to the Loan Assets, considering all reasonable circumstances. The Manager shall select all Eligible Loan Assets which shall be acquired or sold by it in accordance with the criteria set forth herein, and in so doing shall take into consideration, among other things, its payment obligations hereunder on each Payment Date, such that Scheduled Payments on the Loan Assets permit timely performance of such payment obligations.
     (m) Arm’s Length Transaction. The Manager shall cause any acquisition or sale or other disposition of any Loan Asset to be conducted on an arm’s length basis and in accordance with the terms of this Agreement.
Section 7.7 Payment of Certain Expenses by Manager.
     The Manager, so long as it shall be an Affiliate of the Borrower, will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of legal counsel and independent accountants, Taxes imposed on the Manager, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Borrower shall, subject to Section 2.7, reimburse the Manager for the foregoing expenses incurred by it in connection with its obligations hereunder.
Section 7.8 Reports.
     The Manager will provide all reports, certificates and other documentation required to enable the Borrower to satisfy its reporting obligations hereunder and under the other Transaction Documents, including the requirements of Section 7.10, as and when such reports, certificates or other documentation are required hereunder or thereunder.
Section 7.9 The Manager Not to Resign.
     The Manager, so long as it shall be an Affiliate of the Borrower, shall not resign from the obligations and duties hereby imposed on it except upon its determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that it could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower and the Administrative Agent. No such resignation shall become effective until a successor manager acceptable to the Administrative Agent (a “Successor Manager”) shall have assumed the responsibilities and obligations of the Manager hereunder.
Section 7.10 Reporting; Access to Certain Documentation and Information Regarding the Loan Assets.
     (a) Reporting. The Borrower, or the Manager on behalf of the Borrower, will furnish to the Administrative Agent and the Custodian:
     (i) as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default and each Default, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;
     (ii) promptly, but in no event later than ten (10) days after its receipt thereof, copies of any and all notices, certificates, documents, or reports delivered to it by the Performance Guarantor under the Purchase Agreement;

     (iii) on each Reporting Date, the Borrower, or the Manager on its behalf, shall submit to the Custodian and the Administrative Agent a monthly statement in the form agreed to between the Manager and the Administrative Agent (a “Monthly Report”) signed by a Responsible Officer of the Manager, including (x) a calculation of the Borrowing Base, the Coverage Tests and the Weighted Average FMV Test as of the most recent Determination Date, (y) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth whether or not each such Loan Asset shall have become subject to an amendment, modification or waiver (including whether such action constitutes a Material Modification) and (z) a calculation of amounts payable pursuant to Section 2.7.
     (iv) together with each Monthly Report, the Borrower, or the Manager on its behalf, shall submit to the Custodian and the Administrative Agent a certificate (a “Manager’s Certificate”), signed by a Responsible Officer of the Manager and substantially in the form of Exhibit F;
     (v) promptly, but in no event later than ten (10) days after such information becomes available or is received, copies of all monthly reports, payment date statements, notices, documents and other reports delivered to the trustee, collateral administrator or securityholders in connection with the CLO and copies of any material notices delivered to GSC Investment or the Manager, in its capacity as collateral manager for the CLO;
     (vi) the Borrower will submit to the Custodian and the Administrative Agent, promptly upon receipt thereof and in any event (i) within 45 days after the end of each fiscal quarter of the Performance Guarantor, consolidated unaudited financial statements of the Performance Guarantor for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended February 28, 2010, consolidated audited financial statements of the Performance Guarantor, audited without qualification by a firm of nationally recognized independent public accountants, as of the end of such fiscal year;
     (vii) the Borrower shall appoint a firm of Independent certified public accountants of recognized national reputation as the firm of Independent certified public accountants for purposes of preparing and delivering the reports or certificates of such accountants required by this Agreement. The Borrower, or the Manager on behalf of the Borrower, shall have the right to remove such firm or any successor firm. Upon any resignation by or removal of such firm, the Borrower, or the Manager on behalf of the Borrower, shall promptly appoint a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation. If the Borrower, or the Manager on behalf of the Borrower, shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned or been removed within 30 days after such resignation or removal, the Borrower shall promptly notify the Administrative Agent of such failure in writing. If the Borrower, or the Manager on behalf of the Borrower, shall not have appointed a successor within ten days thereafter, the Administrative Agent shall promptly notify the Manager, who shall appoint a successor firm of Independent certified public accountants of recognized national reputation reasonably acceptable to the Administrative Agent. The fees of such Independent certified public accountants and its successor shall be payable by the Borrower. On or before the day which is 90 days following the end of Borrower’s fiscal year, commencing in 2011, the Borrower shall cause to be delivered to the Administrative Agent and the Manager, (i) a report relating to the prior fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the management and servicing of the Loan Assets, including at least three Monthly Reports delivered hereunder, and (B) based on such examination, such firm is of the opinion that such Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall not be amended from those procedures in effect as of the Closing Date without the prior approval of the Borrower and Administrative Agent) to certain documents and records relating to the management and servicing of Loan Assets under this Agreement, compared the information contained in the Monthly Reports and the Manager’s Certificates delivered during the applicable periods covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VII of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement; provided that, in the event of a conflict between such firm of Independent certified public accountants of recognized national reputation and the Borrower with respect to any matter in this clause (a)(vi), the determination by such firm of Independent public accountants of recognized national reputation shall be conclusive; and
     (viii) On or before the day which is 90 days following the end of Borrower’s fiscal year, commencing in 2011, the Borrower, or the Manager on its behalf, will provide to the Custodian and the Administrative Agent, an annual report signed by a Responsible Officer of the Manager certifying that (a) a review of the activities of the Manager, and the Manager’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Default or Event of Default occurred during such year and no notice thereof has been given to the Administrative Agent, specifying such Default or Event of Default and the steps taken to remedy such event).
     (b) Access. The Borrower, or the Manager on its behalf, as applicable, and the Manager shall provide to the Administrative Agent and the Custodian access to the Loan Asset Documents and all other documentation regarding the Loan Assets included as part of the Collateral and the Related Property, such access being afforded without charge but only (A) upon reasonable prior notice, (B) during normal business hours and (C) subject to the Manager’s normal security and confidentiality procedures.
     (c) Audits; Inspections; Valuations. At the discretion of the Administrative Agent, the Administrative Agent may review the Borrower’s and the Manager’s collection and administration activities and policies in respect of the Loan Assets in order to assess compliance by the Manager with the Manager’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loan Assets, Loan Asset Documents and Records in conjunction with such a review, which audit shall be reasonable in scope and shall be completed in a reasonable period of time. The Administrative Agent may also engage a firm to conduct a valuation of any Loan Asset included in the Collateral and the Borrower and the Manager shall cooperate with the Administrative Agent and such valuation firm in connection therewith. The Borrower shall bear the cost of all reviews, inspections, valuations and audits conducted by the Administrative Agent in connection with this Agreement.
     (d) Obligor Financial Statements; Valuation Reports; Other Reports. The Manager will deliver to the Administrative Agent and the Custodian, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Manager pursuant to the Loan Asset Documents, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Manager either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Asset Documents) after the end of each such month or such

Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Loan Asset Documents) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Manager with respect to such Obligor and with respect to each Loan Asset for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Asset Documents) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Loan Asset Documents) after the end of each such Obligor’s fiscal year. The Manager will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Manager, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral.
     (e) Amendments to Loan Assets. The Manager will deliver to the Administrative Agent and the Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Loan Asset Documents of any Loan Asset (along with any internal documents prepared by the Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.
     (f) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Article VII shall be deemed to have been delivered on the date on which such information is posted on an IntraLinks (or other replacement) website to which the Administrative Agent has access.
     (g) Investment Committee Rights. Madison, so long as Madison is a Lender, shall be entitled to designate one person to observe the credit or investment committee meetings of the Borrower, GSC Investment and the Manager. The Borrower shall be responsible for reasonable and documented reimbursement of all expenses (including travel expenses) incurred in connection with Madison’s exercise of such rights. Such observation rights shall include all of the rights of a member of such investment or credit committee, other than the right to vote. Further, Madison shall each be entitled to receive any notices and written documents distributed to the committee members at or with respect to any investment or credit committee meeting. Without limiting the generality of this Section 7.10, the Manager shall provide or cause to be provided to the Administrative Agent the minutes from meetings of the board of directors of GSC Investment.
     (h) Other Information. The Borrower, or the Manager on its behalf, and the Manager, as applicable, shall provide to the Administrative Agent and the Custodian promptly upon request, such other information, documents, records or reports respecting the Loan Assets or the condition or operations, financial or otherwise, of the Borrower, the Manager or Performance Guarantor as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Custodian, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Borrower, or the Manager on its behalf, and the Manager, as applicable, shall provide to the Administrative Agent, promptly upon the receipt of the same by the Borrower or the Manager, all information and correspondence relating to the Loan Assets and other Collateral.
Section 7.11 [Reserved].
Section 7.12 [Reserved].
Section 7.13 The Custodian.

     (a) Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Custodian hereunder, for the benefit of the Administrative Agent and the Secured Parties, as provided herein. U.S. Bank hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein. The Borrower acknowledges and agrees that the Custodian is agent solely for the Secured Parties and shall have no obligation to the Borrower.
     (b) Custodial Duties. The Custodian shall act as collateral agent for the Secured Parties and as custodian for the Borrower, and take and retain custody of the Loan Asset Files and all other Collateral delivered by the Borrower or on its behalf pursuant to Section 5.4 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Secured Parties. Within one Business Day of receipt of any such Loan Asset File, the Custodian shall deliver to the Administrative Agent a custodial receipt in form of Exhibit G hereto. Within five Business Days of its receipt of any Loan Asset File and the related Loan Asset Checklist, the Custodian shall review the related Loan Asset Documents to verify that each Loan Asset Document listed on the Loan Asset Checklist has been received, is executed (where applicable) and has no missing or mutilated pages and that each Underlying Note with respect to each Loan Asset (other than a Noteless Loan Asset) is an original note, and to confirm (in reliance on the Obligor name and other identifying information listed on the Schedule of Loan Assets) that such Loan Asset is referenced on the related Schedule of Loan Assets and shall, each calendar month on the date which is two Business Days prior to the Reporting Date occurring in such month, deliver to the Administrative Agent a certification in the form of Exhibit H hereto. Except as described in the preceding sentence with respect to Underlying Notes, the Custodian may fulfill its obligations hereunder by accepting and reviewing copies of all Loan Asset Documents in a Loan Asset File. In order to facilitate the foregoing review by the Custodian, in connection with each delivery of Loan Asset Files hereunder to the Custodian, the Manager shall provide to the Custodian an electronic file in a mutually acceptable electronic format that contains the related Schedule of Loan Assets. If, at the conclusion of such review, the Custodian shall determine that any such Loan Asset Document is not executed (where applicable), is missing pages or has mutilated pages, that any Underlying Note is not an original as required, that any Loan Asset Document listed on the Loan Asset Checklist is missing from the Loan Asset File or that any such Loan Asset Document received in the Loan Asset File is not listed on the related Loan Asset Checklist, the Custodian shall promptly notify the Borrower and the Administrative Agent of such determination by providing an exception report to such Persons setting forth, with particularity, such of the foregoing defects as may exist. In addition, unless instructed otherwise in writing by the Borrower and the Administrative Agent within ten days of the Custodian’s delivery of such report, the Custodian shall return any Loan Asset File not referenced on such Schedule of Loan Assets to the Borrower. Other than the foregoing, the Custodian shall not have any responsibility for reviewing any Loan Asset File. In taking and retaining custody of the Loan Asset Files, the Custodian shall be acting as the agent of the Administrative Agent and the other Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any Lien on the Loan Asset Files or the instruments therein; provided further that the Custodian’s duties as agent for the Administrative Agent and the other Secured Parties shall be limited to those expressly contemplated herein. All Loan Asset Files shall be kept in fire-resistant vaults or cabinets at the locations specified on Schedule IV attached hereto, or at such other office as shall be specified to the Administrative Agent and the Borrower by the Custodian in a written notice delivered at least 45 days prior to such change. All Loan Asset Files shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Loan Asset Files shall be clearly segregated from any other documents or instruments maintained by the Custodian. The Custodian shall clearly indicate that such Loan Asset Files are the sole property of Borrower, subject to the security interest of the Administrative Agent on behalf of the Secured Parties. In performing its duties, the Custodian shall use the same degree of care and attention as it employs with respect to similar files that it holds as custodian for others. Except as otherwise provided herein, the Custodian shall have no power or authority to assign, hypothecate or otherwise dispose of Loan Asset Files. Without limiting the foregoing, the Custodian shall act as custodian for the Secured Parties, and take and retain custody of any securities or instruments evidencing the CLO Equity and any Supplemental Interests delivered by the Borrower or on its behalf pursuant to Section 5.4 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Secured Parties; provided that the Custodian’s obligations with respect thereto shall be limited to holding such Collateral as custodian in accordance with the term of this Agreement in order for the Administrative Agent to perfect its Lien thereon. Notwithstanding anything to the contrary contained herein, the Loan Asset Files shall at all times be subject to inspection by (i) the SEC through its authorized employees or agents, accompanied, unless otherwise directed by order of the SEC, by one or more officers of the Performance Guarantor and (ii) the Performance Guarantor’s independent registered public accounting firm.
(c) Concerning the Custodian.
     (i) Except for its willful misconduct, gross negligence or bad faith, the Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, instruction, entitlement order, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its willful misconduct, gross negligence or bad faith, the Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.
     (ii) The Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (iii) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.
     (iv) The Custodian makes no warranty or representation and shall have no responsibility as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loan Assets or the Loan Asset Documents, and will not be required to and will not make any representations as to the validity, collectibility, sufficiency or value of any of the Loan Assets. The Custodian shall not be obligated to take any legal action hereunder that might in its sole judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
     (v) The Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Custodian.
     (vi) The Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
     (vii) It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Loan Assets.

     (viii) In case any reasonable question arises as to its duties hereunder, the Custodian may request written instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Administrative Agent. Notwithstanding the preceding sentence, and subject to Section 7.13(d), the Administrative Agent hereby expressly instructs the Custodian, prior to the occurrence of the Termination Date, to take any action in respect of the Loan Assets and the Loan Asset Documents solely in accordance with written instructions of the Manager unless and until receipt by the Custodian of written notice from the Administrative Agent after an Event of Default has occurred and is continuing, and thereafter to take any action in respect of the Loan Assets and the Loan Asset Documents solely in accordance with written instructions of the Administrative Agent. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the written instruction of the Administrative Agent or, prior to the occurrence of the Termination Date, the Manager. Absent written instructions from the Borrower or the Manager as to the disposition of funds pursuant to Section 2.7, the Custodian shall hold all funds uninvested until it receives written direction from the Administrative Agent.
     (d) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Loan Assets, the Custodian is hereby authorized, upon receipt from the Manager on behalf of the Borrower, of a written request for release of Loan Asset Files substantially in the form annexed hereto as Exhibit J, to release to the Manager the related Loan Asset File set forth in such request and receipt to the Manager; provided, that notwithstanding the foregoing or any other provision of this Agreement, at any time following the occurrence of an Event of Default and upon its receipt of written instructions from the Administrative Agent, the Custodian shall cease releasing Loan Asset Files to the Manager without the prior written consent of the Administrative Agent. All Loan Asset Files so released to the Manager on behalf of the Borrower shall be held by the Manager in trust for the benefit of the Borrower, the Administrative Agent, the Custodian and the other Secured Parties, with respect to their respective interests, in accordance with the terms of this Agreement. The Manager, on behalf of the Borrower, shall return to the Custodian the Loan Asset File when the Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, upon receipt of an additional request for release of Loan Asset Files and certification as to such liquidation from the Manager to the Custodian substantially in the form annexed hereto as Exhibit J, such Loan Asset File shall be released by the Custodian to the Manager.
     (e) Release for Payment. Upon receipt by the Custodian (with a copy to the Administrative Agent) of the Manager’s written request for release of Loan Asset Files and receipt in the form annexed hereto as Exhibit J in connection with any payment, repurchase or sale (which certification shall include a statement to the effect that all amounts received in connection with such payment, repurchase or sale have been credited to the Collection Account as provided in this Agreement), the Custodian shall promptly release the related Loan Asset File to the Manager, on behalf of the Borrower.
     (f) Custodian Compensation. As compensation for its activities hereunder, the Custodian shall be entitled to a Custodian Fee and any unpaid Custodian Expenses to the extent of funds available therefor pursuant to the provision of Section 2.7. The Custodian’s entitlement to receive the Custodian Fee (other than due and unpaid Custodian Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Custodian or (ii) the termination of this Agreement.
     (g) Replacement of the Custodian. The Custodian may be replaced by the Borrower with the prior consent of the Administrative Agent; provided that no such replacement shall be effective until a successor Custodian has been appointed by the Borrower, has agreed in writing to act as Custodian hereunder and has received all Loan Asset Files held by the previous Custodian. The Custodian may resign upon ten (10) Business Days notice to the Administrative Agent and the Borrower, provided that any such resignation shall not be effective until the date on which a successor Custodian has been appointed, has agreed in writing to act as Custodian hereunder and has received all Loan Asset Files held by the previous Custodian. Notwithstanding anything in this Agreement to the contrary, no successor Custodian may be appointed unless such successor Custodian meets the requirements of Section 26(a)(1) of the 1940 Act and provides a representation to this effect, reasonably satisfactory to the Borrower, the Manager and the Administrative Agent.
     (h) Release of Loan Asset Documents Following a Discretionary Sale. To the extent that portions of Loan Assets are transferred pursuant to a Discretionary Sale under Section 2.14, the Custodian shall release the original Loan Asset Documents.
     (i) Notices; Consents. The Custodian shall provide to the Manager a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Custodian be under any duty or obligation to take any action on behalf of the Manager or the Borrower in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific and timely written instructions from the Administrative Agent, in which event the Custodian shall vote, consent or take such other action in accordance with such instructions. The Administrative Agent hereby expressly instructs the Custodian to take any such action solely in accordance with the written instructions of the Manager unless and until a notice of exclusive control has been delivered to the Custodian and is in effect pursuant to the terms of the Account Control Agreement, and thereafter to take any such action solely in accordance with the written instructions of the parties specified in such notice of exclusive control.
     (j) Perfection of Security Interests. The Administrative Agent and the Lenders hereby appoint U.S. Bank, in its capacity as Custodian hereunder, as their agent and custodian for the purposes of perfection of a security interest in the Loan Assets. U.S. Bank, in its capacity as Custodian hereunder, hereby accepts such appointment and agrees to perform only the express duties set forth in this Section 7.13 and subject to the provisions hereof.
     (i) Each of the Administrative Agent and each other Secured Party further authorizes the Custodian to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Custodian by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Custodian as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Custodian as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.13(j) shall be deemed to relieve the Borrower of its obligation to protect the interest of the Custodian (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with this Agreement.
     (ii) With respect to other actions which are incidental to the actions specifically delegated to the Custodian hereunder, the Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the

Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Custodian requests the consent of the Administrative Agent and the Custodian does not receive a consent (either positive or negative) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
     (iii) Except as expressly provided herein, the Custodian shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Loan Asset Documents (i) unless and until (and to the extent) expressly so directed in writing by the Administrative Agent or (ii) prior to the occurrence of the Termination Date pursuant to clause (a) or (b) of the definition of “Termination Date,” the Manager (and upon such occurrence, the Custodian shall act in accordance with the written instructions of the Administrative Agent pursuant to Section 7.13(j)(i)). The Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Custodian or the Administrative Agent. The Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Custodian has actual knowledge of such matter or written notice thereof is received by the Custodian.
     (k) Any Person (i) into which the Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Custodian shall be a party or (iii) that may succeed to the properties and assets of the Custodian substantially as a whole, shall be the successor to the Custodian under this Agreement without further act of any of the parties to this Agreement.
     (l) The parties hereunder further acknowledge and agree that U.S. Bank also serves in the capacity of custodian for GSC Investment and all assets belonging to GSC Investment are held in the custody of U.S. Bank subject to agreement thereof, to the extent they are required to be held in custody pursuant to the 1940 Act. Nothing in this Agreement shall be interpreted to jeopardize GSC Investment’s compliance with Applicable Law and requirements to maintain assets with such custodian.
Section 7.14 Representations and Warranties of the Custodian.
     The Custodian represents and warrants as follows:
     (a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.
     (b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.
     (c) Power and Authority. It has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to carry out their respective terms. It has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by all requisite action.
     (d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and each other Transaction Document to which it is a party by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any Contractual Obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.
     (e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.
     (f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).
     (g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.
     (h) Non-Affiliation. The Custodian is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or the Manager or with any Person involved in the organization or operation of the Borrower and does not provide credit or credit enhancement to the Borrower.
Section 7.15 Covenants of the Custodian.
     The Custodian hereby covenants that:
     (a) Compliance with Law. The Custodian will comply in all material respects with all Applicable Laws.
     (b) Preservation of Existence. The Custodian will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.
     (c) No Bankruptcy Petition. Prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, it will not institute against the Borrower or join any other Person in instituting against the Borrower any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 7.15(c) will survive the termination of this Agreement.
     (d) Loan Asset Files. The Custodian will not dispose of any documents constituting the Loan Asset Files in any manner that is inconsistent with the performance of its obligations as the Custodian pursuant to this Agreement and will not dispose of any Loan Asset except as contemplated by this Agreement.

     (e) Location of Loan Asset Files. The Loan Asset Files shall remain at all times in the possession of the Custodian at the address set forth on Schedule IV.
     (f) No Changes in Custodian Fee. The Custodian will not make any changes to the Custodian Fee set forth in the Custodian Fee Letter without the prior written approval of the Administrative Agent.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1 Events of Default.
     If any of the following events (each, an “Event of Default”) shall occur and be continuing:
     (a) (i) the Borrower, GSC Investment or the Manager shall fail to make payment, transfer or deposit of any amount required to be made under the terms of this Agreement and such failure shall continue for more than three (3) Business Days; or (ii) the Borrower shall fail to repay all Advances Outstanding and all other Facility Obligations on or prior to the Maturity Date; or
     (b) (i) the Borrower fails to comply with or to perform any of its obligations under Sections 5.1(b), (c), (d), (f) through (m) (inclusive) and (o) through (q) (inclusive), 5.2 and 5.3, (ii) the Manager fails to comply with or to perform any of its obligations under Sections 7.6(b), (e), (f) and (h), or (iii) the Administrative Agent, for the benefit of the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in the Collateral; or
     (c) the Borrower, GSC Investment or the Manager shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party (and not constituting an Event of Default under any other provision of this Section 8.1), in each case when such failure continues unremedied for more than thirty (30) days after the first to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person by the Administrative Agent, the Borrower, the Manager or the Custodian, as applicable, and (y) the date on which such Person becomes or should have become aware thereof; or
     (d) any representation or warranty made or deemed made by the Borrower, GSC Investment or the Manager hereunder or any other Transaction Document shall be incorrect in any material respect as of the time when the same shall have been when made and such failure, if susceptible to a cure, shall continue unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower, GSC Investment or the Manager, as the case may be, by the Administrative Agent and (ii) the date on which such Person becomes or should have become aware thereof; or
     (e) a final non-appealable judgment for the payment of money shall have been rendered in an amount in excess of $1,000,000 against GSC Investment, the Borrower or the Manager by a court of competent jurisdiction and, if such judgment relates to GSC Investment or the Manager, such judgment, decree or order shall continue unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or
     (f) an Insolvency Event shall occur with respect to the Borrower, GSC Investment or the Manager (if an Affiliate of the Borrower or the Performance Guarantor); or

     (g) any event or circumstance constituting a Material Adverse Change has occurred since February 28, 2010 with respect to the Borrower, GSC Investment or the Manager; or
     (h) the Borrower or GSC Investment defaults in making any payment required to be made under any material agreement for borrowed money to which either is a party and which, in the case of GSC Investment only, shall evidence Indebtedness in excess of $1,000,000, and such default is not cured within the relevant cure period, or any such recourse debt or other obligation shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to its maturity; or
     (i) the Interest Coverage Ratio shall fall below 150%; or
     (j) the Overcollateralization Ratio shall fall below 175%; or
     (k) GSC Investment shall fail to maintain its status as a “business development company,” within the meaning of the Small Business Incentive Act of 1980, and its status as a “registered investment company” under the Code, and such failure could reasonably be expected to have a Material Adverse Effect; or
     (l) any Change-in-Control occurs; or
     (m) the Borrower or the pool of Collateral shall become an “investment company” subject to registration under the 1940 Act or the business and other activities of the Borrower or GSC Investment, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents to which the Borrower or GSC Investment is a party result in a violation by GSC Investment, the Borrower, or any other party to the Transaction Documents of the 1940 Act or the rules and regulations promulgated thereunder; or
     (n) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or any ERISA Affiliate thereof and such lien shall not have been released within five Business Days; or
     (o) (i) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (ii) an Independent Director of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or
     (p) any Manager Event occurs; or
     (q) if the Manager is an Affiliate of the Borrower or GSC Investment, the Manager shall fail to maintain its status as a registered investment advisor under the Investment Advisers Act of 1940, as amended.
     Upon its receipt of written notice thereof, the Administrative Agent shall promptly notify each Lender of the occurrence of any Event of Default.
Section 8.2 Remedies.

     (a) Upon the occurrence of an Event of Default, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower (with a copy to the Custodian) declare the Termination Date to have occurred, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and all Advances Outstanding and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, provided, that in the event that the Event of Default described in Section 8.1(f) herein has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
     (b) Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.2(a), no further Advances will be made, and the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative.
     (c) If, (i) upon the declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to this Section 8.2 upon the occurrence of an Event of Default, or (ii) on the Termination Date (other than a Termination Date occurring pursuant to clause (c) of the definition thereof prior to an Event of Default), the aggregate outstanding principal amount of the Advances, all accrued and unpaid fees and Interest and any other Facility Obligations are not immediately paid in full, then the Administrative Agent or the Custodian (acting as directed in writing by the Administrative Agent), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Secured Parties, to immediately sell, or appoint an agent to sell, (at the Manager’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Facility Obligations.
     (d) The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral on the date the Administrative Agent declares the Advances made to the Borrower hereunder to be immediately due and payable pursuant to this Section 8.2 or to liquidate all of the Collateral in the same manner or on the same Business Day.
     (e) If the Administrative Agent or the Custodian (acting as directed in writing by the Administrative Agent) proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Custodian or the Administrative Agent, as applicable, the Borrower and the Manager shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Manager is required by law or contract to be kept confidential; provided that the Administrative Agent shall maintain the confidentiality thereof) relating to the Collateral subject to sale, including copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Manager shall be required to disclose to each such bidder any information which it is required by law or contract to be kept confidential.

     (f) Each of the Borrower and the Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent, or the Custodian on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as such court may determine.
     (g) Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 8.2 in excess of the Obligations will be applied in accordance with the provisions of Section 2.7, or as a court of competent jurisdiction may otherwise direct.
     (h) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
     (i) Each of the Borrower and the Manager hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies after the occurrence of an Event of Default, and as provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make or cause all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 8.2(i) may be exercised until after the occurrence of an Event of Default.
ARTICLE IX
INDEMNIFICATION
Section 9.1 Indemnities by the Borrower.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Manager, any Successor Manager, the Custodian, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees, members and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent (i) resulting from gross negligence or willful misconduct on the part of any Indemnified Party or (ii) arising in respect of Taxes excluded from the definition of Additional Amount pursuant to Section 2.12(a). Notwithstanding anything in this Agreement to the contrary, Indemnified Amounts owed to the Manager shall be paid in accordance with Section 2.7. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
     (i) any Loan treated as or represented by the Borrower to be an Eligible Loan Asset that is not at the applicable time an Eligible Loan Asset;
     (ii) reliance on any representation or warranty made or deemed made by the Borrower or the Manager (or one of their respective Affiliates) or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Borrower or the Manager (or one of their respective Affiliates) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Loan Asset comprising a portion of the Collateral, or the nonconformity of any Loan Asset, the Related Property with any such Applicable Law or any failure by the Performance Guarantor, the Borrower or any Affiliate thereof to perform its respective duties under the Loan Assets included as a part of the Collateral;
     (iv) the failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Collateral;
     (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or at any subsequent time and as required by the Transaction Documents;
     (vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan Asset (including a defense based on such Loan Asset not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
     (vii) any failure of the Borrower or the Manager (if the Performance Guarantor or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Performance Guarantor, the Borrower or any Affiliate thereof to perform its respective duties under the Loan Assets;
     (viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Loan Asset included as part of the Collateral or the Related Property included as part of the Collateral;

     (ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
     (x) any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent or a Secured Party believes in good faith is required to be repaid;
     (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or in respect of any Loan Asset included as part of the Collateral or the Related Property included as part of the Collateral;
     (xii) any failure by the Borrower to give reasonably equivalent value to the Performance Guarantor in consideration for the transfer by the Performance Guarantor to the Borrower of any Loan Asset or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;
     (xiii) the failure of the Borrower, the Performance Guarantor or any of their respective agents or representatives to remit to the Manager or the Administrative Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections; or
     (xiv) the occurrence of a Subordination Event.
     (b) Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Borrower to the applicable Indemnified Party pursuant to the terms of Section 2.7.
     (c) If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
     (d) The obligations of the Borrower under this Section 9.1 shall survive the removal of the Administrative Agent and the termination of this Agreement.
Section 9.2 Indemnities by the Manager.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Manager (if an Affiliate of the Borrower or the Performance Guarantor) hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (calculated without duplication of Indemnified Amounts paid by the Borrower pursuant to Section 9.1 above) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Manager, including, but not limited to (i) any representation or warranty made by the Manager under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Manager’s Certificate or any other information or report delivered by or on behalf of the Manager pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Manager to comply with any Applicable Law, (iii) the failure of the Manager to comply with its duties or obligations in accordance with the Agreement, (iv) any litigation, proceedings or investigation against the Manager, or (v) the occurrence of a Subordination Event occurring as a result of the conduct of the Manager, excluding, however, Indemnified Amounts to the extent (i) resulting from gross negligence or willful misconduct on the part of any Indemnified Party or (ii) arising in respect of Taxes excluded from the definition of Additional Amount pursuant to Section 2.12(a). The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof. If the Manager has made any indemnity payment pursuant to this Section 9.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Manager an amount equal to the amount it has collected from others in respect of such indemnified amounts.
     (b) If for any reason the indemnification provided above in this Section 9.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Manager shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Manager on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
     (c) The obligations of the Manager under this Section 9.2 shall survive the resignation or removal of the Administrative Agent and the termination of this Agreement.
     (d) The parties hereto agree that the provisions of this Section 9.2 shall not be interpreted to provide recourse to the Manager against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, related Obligor on, any Loan Asset, except to the extent such Indemnified Amounts directly result from the Manager’s breach of its obligations hereunder.
     (e) Any indemnification pursuant to this Section 9.2 shall not be payable from the Collateral.
ARTICLE X
THE ADMINISTRATIVE AGENT
Section 10.1 Authorization and Action.
     Each Secured Party hereby designates and appoints Madison as Administrative Agent hereunder, and authorizes Madison to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Facility Obligations.
Section 10.2 Delegation of Duties.

     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 10.3 Exculpatory Provisions.
     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless the Administrative Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower or a Secured Party.
Section 10.4 Reliance.
     The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, provided, that, unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Secured Parties. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
Section 10.5 Non-Reliance on Administrative Agent and Other Lenders.
     Each Secured Party expressly acknowledges that neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Secured Party hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Secured Party. Each Secured Party represents and warrants to the Administrative Agent and to each other Secured Party that it has and will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement
Section 10.6 Reimbursement and Indemnification.
     The Lenders agree to reimburse and indemnify the Administrative Agent and it officers, directors, employees, representatives and agents ratably according to their Commitments, as applicable, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent and acting on behalf of the related Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.
Section 10.7 Administrative Agent in its Individual Capacities.
     The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the acquisition of Advances pursuant to this Agreement, the Administrative Agent and each of its Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and the terms “Lender” “Lender” “Lenders” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 10.8 Successor Administrative Agent.
     The Administrative Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Administrative Agent will, upon the direction of all of the Lenders resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Lenders during such five (5) day period shall appoint from among the Secured Parties a successor agent. If for any reason no successor Administrative Agent is appointed by the Required Lenders during such five (5) day period, then effective upon the expiration of such five (5) day period, the Secured Parties shall perform all of the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Facility Obligations or under the Fee Letter delivered by the Borrower to the Administrative Agent and the Secured Parties directly to the applicable Lenders and for all purposes shall deal directly with the Secured Parties. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS
Section 11.1 Assignments and Participations.
     (a) Assignments.
          (i) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Advances and Commitments, with the prior written consent of the Administrative Agent and, so long as no Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required (i) from the Borrower for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a

Lender or (ii) from the Administrative Agent for an assignment by a Lender to an Affiliate of a Lender or an Approved Fund of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the Commitment or the principal amount of the Advances being assigned. The Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender. Any attempted assignment not made in accordance with this Section 11.1(a)(i) shall be null and void. The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within three Business Days after notice thereof.
          (ii) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender), a Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.
          (iii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Advances owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and the Borrower, the Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agent.
          (iv) Notwithstanding the foregoing provisions of this Section 11.1(a) or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Advances and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to an Approved Fund.
     (b) Participations. Any Lender may at any time sell to one or more Persons participating interests in its Advances, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Sections 2.11 and 2.12 than would have been paid to the participating Lender if no participation had been sold).
     (c) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower, the Manager or the Performance Guarantor furnished to such Lender by or on behalf of the Borrower, the Manager or the Performance Guarantor.
     (d) In the event any Lender causes increased costs, expenses or Taxes to be incurred by the Administrative Agent or the related Lender in connection with the assignment or participation of such Lender’s rights and obligations under this Agreement to an Assignee then such Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or Taxes to such Assignee in accordance with the provisions of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1 Amendments and Waivers.
     Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Performance Guarantor, the Manager, the Administrative Agent and the Required Lenders; provided, however, that (i) without the consent of any Lender, the Administrative Agent may, with the consent of Borrower, amend this Agreement solely to add additional Persons as Lenders hereunder, (ii) any amendment of this Agreement that is solely for the purpose of increasing the Commitment of a specific Lender may be effected with the written consent of the Borrower, the Administrative Agent and the affected Lender, and (iii) the consent of each affected Lender shall be required to: (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Manager, (B) reduce the amount (other than by reason of the repayment thereof) or extend the time of payment of Advances Outstanding or reduce the rate or extend the time of payment of Interest (or any component thereof) or increase the Commitment of such Lender, (C) reduce any fee payable to the Administrative Agent for the benefit of the Lenders, (D) amend, modify or waive any provision of the definition of Required Lenders or Sections 2.7, 2.10, 11.1(a), 12.1, 12.9, or 12.10, (E) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (F) change the definition of “Borrowing Base,” “Eligible Loan Asset” or “Payment Date,” or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (F) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty (ii) having a material affect on the rights or obligations of the Custodian or (iii) amending or modifying the obligations of the Performance Guarantor under Section 12.14 shall be effective against such Person without the written agreement of such Person. The Borrower or the Manager on its behalf will deliver a copy of all waivers and amendments to the Custodian and the Performance Guarantor.
Section 12.2 Notices, Etc.
     All notices, directions, instructions and other communications provided for hereunder shall, unless otherwise expressly stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and mailed, faxed, e-mailed or delivered, as to each party hereto, at its address set forth on Schedule VII or specified in such party’s Assignment Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
Section 12.3 No Waiver, Rights and Remedies.
     No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 12.4 Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.7 shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.
Section 12.5 Term of this Agreement.
     This Agreement, including the Borrower’s obligation to observe its covenants set forth in Article V and the Manager’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article IX and Article X and the provisions of Section 12.9 and Section 12.10 shall be continuing and shall survive any termination of this Agreement.
Section 12.6 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE SECURED PARTIES, THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF

NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 12.7 WAIVER OF JURY TRIAL.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SECURED PARTIES, THE BORROWER AND THE ADMINISTRATIVE AGENT WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 12.8 Costs, Expenses and Taxes.
     (a) In addition to the rights of indemnification granted to the Administrative Agent the other Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and the other Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, inspection and valuation), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedge Agreement).
     (b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar Support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.
     (c) The Borrower shall pay on demand all other costs, expenses and Taxes (excluding income Taxes and other amounts described under Section 2.12 as not being payable or reimbursable by the Borrower) (“Other Costs”), including all reasonable costs and expenses incurred by the Administrative Agent in connection with periodic audits and valuations of the Loan Assets and the Borrower’s or the Manager’s books and records, which are incurred as a result of the execution of this Agreement.
Section 12.9 No Proceedings.

     Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day since the Collection Date.
Section 12.10 Recourse Against Certain Parties.
     No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise. The provisions of this Section 12.10 shall survive the termination of this Agreement.
Section 12.11 Protection of Security Interest; Appointment of Administrative Agent as Attorney-in-Fact.
     (a) The Borrower shall, or shall cause the Manager to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Manager to deliver, to the Custodian and the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Manager shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.11.
     (b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Custodian or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, or to enable the Custodian, the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.
     (c) If the Borrower or the Manager fails to perform any of its obligations hereunder after five (5) Business Days’ notice from the Custodian or the Administrative Agent, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Manager that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article IX, as applicable. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to authorize on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Custodian’s or the Administrative Agent’s discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Custodian or the Administrative Agent in its discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Lenders in the Collateral. This appointment is coupled with an interest and is irrevocable.
     (d) Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
     (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
     (ii) deliver or cause to be delivered to the Custodian and the Administrative Agent an opinion of counsel for Borrower, in form and substance reasonably satisfactory to the Custodian and the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
Section 12.12 Confidentiality.
     (a) Each of the Administrative Agent, the other Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information (x) to its external accountants, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with due diligence or the administration of this Agreement and the Loan Assets and (y) as required by Applicable Law, as required to be publicly filed with the SEC, or as required by an order or request of any judicial, regulatory or administrative authority or proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof and (iii) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Loan Asset Documents or any Hedging Agreement for the purpose of defending itself, reducing itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Loan Asset Documents or any Hedging Agreement.
     (b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent or the Secured Parties to any prospective or actual Assignee or participant of any of them or (iii) by the Administrative Agent or the Secured Parties to any rating agency and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agree to be bound hereby. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings.
     (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, any Lender’s or the Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender or the Custodian or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, or (d) to any affiliate, independent or internal auditor, agent, employee or attorney of the Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower or the Manager.
     (d) The Borrower and the Manager each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, rule or regulation, in which case the Borrower or the Manager shall consult with the Administrative Agent prior to the issuance of such news release or public announcement. The Borrower and the Manager each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.
Section 12.13 Execution in Counterparts; Severability; Integration.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement or such other Transaction Document. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.
Section 12.14 Performance Undertaking.
     (a) Performance Guaranty. GSC Investment, as guarantor (the “Performance Guarantor”), hereby guarantees to the Administrative Agent on behalf of the Lenders and the other Secured Parties, the full and punctual performance by the Borrower of its obligation to make a repayment in respect of, or substitute an Eligible Loan Asset for, each Ineligible Loan Asset that is an Ineligible Collateral Debt Obligation (as such term is defined in the Purchase Agreement) pursuant to Section 2.4(c) (the “Repayment Obligation”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual performance of the Repayment Obligation and is in no way conditioned upon any requirement that the Administrative Agent or the Secured Parties first attempt to collect any of the amounts owing to them in respect of the Repayment Obligation from the Borrower or resort to any Collateral or other means of obtaining payment therefor.
     (b) Performance Guarantor’s Further Agreements to Pay. The Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent on behalf of the Secured Parties, forthwith upon demand in funds immediately available to the Administrative Agent, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Administrative Agent, or any of the Secured Parties in connection with the collection of all or a portion of any losses, incurred as a result of the breach of the Repayment Obligation, together with interest on amounts recoverable under this guaranty equal to the Base Rate.
     (c) Waivers by Performance Guarantor; Administrative Agent’s and Lenders’ Freedom to Act. The Performance Guarantor waives (i) notice of acceptance of this guaranty, (ii) notice of any action taken or omitted by the Administrative Agent or any Lender in reliance on this guaranty, and any requirement that the Administrative Agent and the Lenders be diligent or prompt in making demands under this guaranty or asserting any other rights of the Administrative Agent or any Lender under this guaranty. The Performance Guarantor also irrevocably waives all defenses that at any time may be available in respect of these obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or thereafter in effect. Each of the Administrative Agent and the Lenders shall be at liberty, without giving notice to or obtaining the consent of the Performance Guarantor, to deal with the Borrower, in such manner as the Administrative Agent or any Lender in its reasonable discretion deems fit under the terms of this Agreement, and to this end the Performance Guarantor agrees that the validity and enforceability of this guaranty shall not be impaired or affected by any of the following: (A) any extension, increase, modification or renewal of, or indulgence with respect to, or substitutions for, the Repayment Obligation or any part thereof or any agreement relating thereto at any time; (B) any failure or omission to enforce any right, power or remedy with respect to the Repayment Obligation or any part thereof or any agreement relating thereto, or any collateral securing the Repayment Obligation or any part thereof; (C) any waiver of any right, power or remedy or of any default with respect to the Repayment Obligation or any part thereof or any agreement relating thereto; (D) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Repayment Obligation or any part thereof, it being understood that any portion of the Repayment Obligation which is released, surrendered, compromised, settled, waived, subordinated or otherwise modified by the Administrative Agent pursuant to the terms of the applicable Transaction Document shall no longer be a Repayment Obligation hereunder to the extent of such modification; (E) the enforceability or validity of the Repayment Obligation or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Repayment Obligation or any part thereof; (F) the existence of any claim, setoff or other rights which the Performance Guarantor may have at any time against the Borrower in connection herewith or any unrelated transaction; (G) any assignment or transfer of the benefits of the Repayment Obligation or any part thereof permitted under the Credit Agreement; or (H) any failure on the part of the Borrower to perform or comply with any term of the Credit Agreement or other Transaction Document, all whether or not the Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (A) through (H) of this clause (c).
     (d) Unenforceability of Obligations Against Borrower. Notwithstanding (a) any change of ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (b) the change in or the imposition of any law, decree, regulation or other governmental act; (c) the failure of the Borrower or the Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Repayment Obligation or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Repayment Obligation or this guaranty; or (d) if any of the moneys payable in respect of the Repayment Obligation have become irrecoverable from the Borrower for any other reason other than final payment in full of the Repayment Obligation which constitute payment obligations, in accordance with their terms, this guaranty shall nevertheless be binding on the Performance Guarantor..

     (e) Compliance with Laws. The Performance Guarantor will comply with all Applicable Laws with respect to it, its business and properties and all Collateral, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (f) Preservation of Existence. The Performance Guarantor will (i) preserve and maintain its existence in good standing and its rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	GSC INVESTMENT FUNDING LLC
	By	/s/ Seth M. Katzenstein
		Name:	Seth M. Katzenstein
		Title:	President and Secretary

MANAGER:	SARATOGA INVESTMENT ADVISORS, LLC
	By	/s/ Richard A. Petrocelli
		Name:	Richard A. Petrocelli
		Title:	Managing Director

PERFORMANCE GUARANTOR:	GSC INVESTMENT CORP.
	By	/s/ Seth M. Katzenstein
		Name:	Seth M. Katzenstein
		Title:	President and Chief Executive Officer

MADISON CAPITAL FUNDING LLC, as Administrative Agent and a Lender
	By	/s/ Devon Russell
		Name:	Devon Russell
		Title:	Senior Managing Director

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Custodian
	By	/s/ C. Brand Hosford
		Name:	C. Brand Hosford
		Title:	Vice President

Signature Page to Credit Agreement